EXHIBIT 10.21

CONFIDENTIAL TREATMENT

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO THE REGISTRANT’S APPLICATION OBJECTING TO DISCLOSURE AND REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2; THE OMITTED PORTIONS HAVE BEEN MARKED WITH BRACKETS.

Execution Version

RADNOR HOLDINGS CORPORATION

$95,000,000

CREDIT AGREEMENT

December 1, 2005

TABLE OF CONTENTS

1. The Loans		1
(a)	Loans	1
(b)	Collateral	1
(c)	Transfer Taxes	2
(d)	Use of Proceeds	2
(e)	Operative Documents	2
2. Representations and Warranties of the Company and the Guarantors		2
(a)	Amended Credit Agreement	2
(b)	SEC Reports	2
(c)	No Material Adverse Change	2
(d)	Title to Properties; Liens	3
(e)	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	3
(f)	Capitalization	4
(g)	Credit Agreement	4
(i)	Notes	5
(j)	Guarantees	5
(l)	Intercreditor Agreement	5
(m)	Collateral Documents	5
(n)	Mortgages; Fixture Filings	6
(o)	No Conflict; Consents and Approvals	6
(p)	Litigation	7
(q)	Material Licenses	7
(r)	Financial Condition	8
(s)	Projections	8
(t)	Internal Controls	8
(u)	Independent Auditors	9
(v)	Affiliate Transactions	9
(w)	Employee Matters	9
(x)	ERISA	10
(y)	Intellectual Property	10
(z)	Environmental Protection	11
(aa)	No Violation	12
(bb)	No Default	12
(cc)	Zoning, Land Use, Employee and Occupational Safety Compliance	12
(dd)	Taxes	12
(ee)	No Undisclosed Liabilities	13
(ff)	Foreign Assets Control Regulations, etc	13
(gg)	Disclosure Controls	14
(hh)	Insurance	14
(ii)	Solvency	14
(kk)	Governmental Regulation	15
(nn)	No Brokers	15
(oo)	Regulation T, U and X	15
(pp)	No Inaccurate Statements	16

(qq)	Officers’ Certificates	16
(rr)	Existing Indebtedness; Future Liens	16
(ss)	Senior Indebtedness	16
(tt)	Off-Balance Sheet Arrangements	16
(uu)	No Forward-Looking Statements	16
(vv)	Non-Obligor Guarantors	17
(ww)	Perseco Agreements	17
3. Representation and Warranty of the Lenders		17
(a)	Due Authorization	17
(b)	ERISA	17
4. Amounts and Terms of Loans		17
(a)	Commitments	17
(b)	Closing	18
(c)	Expenses	18
(d)	Obligation of the Lenders	18
(e)	The Loan Register	18
(g)	Rate of Interest	19
(h)	Interest Payments	19
(i)	Default Rate	19
(j)	Computation of Interest	20
(k)	Maximum Rate	20
(l)	Maturity	20
(m)	Manner and Time of Payment	20
(o)	Apportionment of Payments	20
(p)	Payments on Business Days	20
(r)	Compensation for Increased Costs	20
(s)	Capital Adequacy	21
(t)	Taxes	22
(u)	Statements	24
(v)	Mitigation	24
5. Covenants of the Company and the Guarantors		25
(a)	Payment of Principal, Premium and Interest	25
(b)	Maintenance of Office or Agency	25
(c)	Inspection Rights	25
(d)	Compliance With Laws, etc	25
(e)	Monthly and Quarterly Financials	26
(f)	Year-End Financials	26
(g)	Quarterly Certificates	27
(h)	SEC Filings	27
(i)	Events of Default, etc	27
(j)	Taxes	28
(k)	Limitations on Investments	28
(l)	Limitations on Restricted Payments	28
(m)	Limitations on Payment Restrictions Affecting Restricted Subsidiaries	30

(n)	Limitations on Indebtedness	31
(o)	Limitations on Asset Sales	31
(p)	Limitations on Sale and Leaseback Transactions	34
(q)	Limitations on Transactions With Affiliates	35
(r)	Limitations on Liens	36
(s)	Corporate Existence	38
(t)	Change of Control	38
(u)	Maintenance of Properties	40
(v)	Maintenance of Insurance	40
(w)	Events of Loss	41
(y)	Subsidiary Guarantees	42
(z)	Limitations on Issuances and Sales of Capital Stock of Restricted Subsidiaries	43
(aa)	Further Assurances	44
(bb)	Priority	44
(cc)	Use of Proceeds	44
(dd)	Additional Collateral	44
(ee)	Minimum EBITDA	44
(ff)	Negative Pledges	45
(gg)	Consolidation, Merger, Conveyance, Transfer or Lease	45
(hh)	Brokers’ and Advisors’ Fees	47
6. Remedies		48
(a)	Events of Default	48
(b)	Remedies	50
(c)	Other Remedies	51
(d)	Waiver of Past Defaults	52
(e)	Other Remedies	52
(f)	Waiver of Stay, Extension or Usury Laws	52
(g)	Application of Proceeds	52
7. Expenses		53
(a)	Transaction Expenses	53
(b)	Survival	54
8. Conditions of the Lenders’ Obligations		54
(a)	Representations and Warranties; Performance; No Default	54
(b)	No Injunction	55
(e)	Officers’ Certificate	55
(f)	Guarantors’ Officer’s Certificates	55
(h)	Documentation	55
(i)	Opinion of Company’s Counsel	55
(k)	Opinion of Corporate Counsel	55
(l)	Solvency Certificate	55
(m)	Material Adverse Effect	56
(o)	Intercreditor Agreement	56
(p)	Security Agreements	56
(q)	Real Property Collateral	56

(r)	UCC Financing Statements; Perfection	57
(s)	Fixture Filings	57
(t)	Lien Releases	58
(u)	Landlord Waivers	58
(v)	Perfection Certificate	58
(w)	Lien Searches	58
(x)	Insurance	58
(y)	Opinions, etc	58
(z)	Fees and Expenses	58
(bb)	Consents and Approvals	58
(cc)	Notes	59
(dd)	Secretary’s Certificates; Good Standing	59
(ee)	Indebtedness	60
(ff)	Brokers’ and Advisors’ Fees	60
9. Prepayment		60
(a)	Rights of Prepayment	60
(b)	Applicability of Section	61
(c)	Election to Prepay; Notice to Agent	61
(d)	Selection of Loans to Be Prepaid	61
(e)	Notice of Prepayment	61
(g)	Loans Payable on Prepayment Date	63
(h)	Loans Prepaid or Purchased in Part	63
(i)	Application of Prepayments	63
(j)	Asset Sale Offers and Event of Loss Offers	63
11. Indemnification and Contribution		65
12. Definitions		67
13. Guarantee		95
(a)	Guarantee	95
(b)	Acknowledgments, Waivers and Consents	96
(c)	Understanding With Respect to Waivers and Consents	97
(d)	Subrogation	98
(e)	Reinstatement	98
(f)	Remedies	98
(g)	Separate Action	99
(h)	Subordination of Indebtedness of the Company; Security Interest	99
(i)	Certain Limitations	99
(j)	Revocation	99
14. Amendments and Waivers		99
(a)	Requirements	100
(b)	Solicitation of Lenders	100
(c)	Binding Effect, etc	100
(d)	Loans held by the Company, etc	100
16. Assignments		101

17. Appointment of Agent		103
(a)	Appointment	103
(b)	Rights of Agent	104
(c)	Administration of the Collateral	104
(d)	Application of Proceeds	105
(e)	Duties of Agent	105
(f)	Reliance by Agent	106
(g)	Appointment of Sub-Agents	106
(h)	Resignation of Agent	106
(i)	Lender Non-Reliance	107
(j)	Indemnification	107
(k)	Holders	107
(l)	Action by Agent	108
18. Survival Clause		108
20. Confidentiality		108
21. Notices		109
22. Successors		110
23. Applicable Law		110
24. Waiver of Jury Trial		110
25. Submission to Jurisdiction		111
26. Counterparts		111

CREDIT AGREEMENT

This Credit Agreement (the “Credit Agreement”) is dated as of December 1, 2005, and entered into by and among Radnor Holdings Corporation, a Delaware corporation (the “Company”), each of the Guarantors referred to below, Special Value Expansion Fund, LLC, a Delaware limited liability company and Special Value Opportunities Fund, LLC, a Delaware limited liability company (each, a “Lender” and collectively, the “Lenders”) and Tennenbaum Capital Partners, LLC as Agent and Collateral Agent (the “Agent” and, in its capacity as Collateral Agent, the “Collateral Agent”), as set forth below.

1. The Loans.

(a) Loans. Subject to the terms and conditions herein contained, the Lenders propose to extend, at the Company’s request, $92,600,000 aggregate principal amount of Tranche A Loans, bearing interest at the rate of three-month LIBOR + 7.25% (the “Tranche A Loans”) and $2,400,000 aggregate principal amount of Tranche B Loans, bearing interest at the rate of three-month LIBOR + 7.25% (the “Tranche B Loans” and together with the Tranche A Loans, the “Loans”). The Tranche A Loans and Tranche B Loans will be evidenced by promissory notes in substantially the form attached hereto as Exhibit A-1 (the “Tranche A Notes”) and Exhibit A-2 (the “Tranche B Notes” and, together with the Tranche A Notes, the “Notes”), respectively. The Loans and other obligations hereunder will be fully and unconditionally guaranteed (the “Guarantees”) as to payment of principal, interest, premium, if any, and any other amounts due thereon and hereunder on a senior secured basis, jointly and severally, by each entity listed on Schedule 1(a) hereto (collectively, the “Guarantors”).

(b) Collateral. The Company and the Guarantors have agreed to secure, equally and ratably, the Tranche A Loans and the Guarantees by granting to the Collateral Agent for the ratable benefit of the Lenders, the Agent and the Collateral Agent (collectively, the “Secured Parties”), first priority and second priority security interests in certain assets of the Company and certain of the Guarantors (the “Tranche A Collateral”) as evidenced by a Security Agreement among the obligors party thereto and the Collateral Agent to be dated as of the Closing Date (the “Tranche A Security Agreement”), certain landlord and mortgagee waivers described on Schedule 1(b) hereto (the “Landlord Waivers”), and certain mortgages or deeds of trust encumbering all of the real property set forth on Schedule 1(b) hereto, in each case, to be dated the Closing Date (the “Mortgages” and, together with the Tranche A Security Agreement and the Landlord Waivers, the “Tranche A Collateral Documents”).

The Company and certain of the Guarantors have agreed to secure, equally and ratably, the Tranche B Loans and the Guarantees by granting to the Collateral Agent for the ratable benefit of the Secured Parties, first priority security interests in certain assets of the Company and certain of the Guarantors (the “Tranche B Collateral” and, together with the Tranche A Collateral, the “Collateral”) as evidenced by a Security Agreement among the obligors party thereto and the Collateral Agent to be dated as of the Closing Date (the “Tranche B Security Agreement” and, together with the Tranche A Security Agreement, the “Security Agreements” and the Tranche B Security Agreement together with the Tranche A Collateral Documents, the

“Collateral Documents”). The Company and the Guarantors party to the Collateral Documents, in their capacity as obligors under the Security Agreements and as mortgagors under the Mortgages, shall be collectively referred to herein as the “Obligors.”)

(c) Transfer Taxes. The Company shall pay transfer taxes, if any, payable in connection with the initial delivery to the Lenders of the Notes.

(d) Use of Proceeds. The net proceeds from the issuance of the Loans will be used to (i) repay in full the Indebtedness of the Company and the Guarantors set forth on Schedule 1(d) hereto, including any related interest and fees, (ii) purchase certain equipment in accordance with the provisions hereof, (iii) repay a portion of the outstanding revolving credit facility borrowings drawn under the Fourth Amended and Restated Credit Agreement dated as of December 26, 2001 with PNC Bank, National Association, as Lead Arranger and Administrative Agent and Fleet Capital Corporation as Documentation Agent, and the lenders party thereto (as amended through the Closing Date, the “Amended Credit Agreement”), and (iv) pay fees and expenses incurred in connection with the making of the Loans under this Agreement.

(e) Operative Documents. This Agreement, the Notes, the Guarantees, the Intercreditor Agreement and the Collateral Documents are hereinafter sometimes referred to collectively as the “Operative Documents”.

2. Representations and Warranties of the Company and the Guarantors. In order to induce the Lenders and the Agent to enter into this Agreement and to induce the Lenders to extend the Loans, the Company and each of the Guarantors jointly and severally represent and warrant to the Lenders and the Agent that:

(a) Amended Credit Agreement. All of the representations and warranties in the Amended Credit Agreement of the Company and the Subsidiaries of the Company party thereto are true and correct in all material respects as if made on and as of the date hereof.

(b) SEC Reports. Except as set forth on Schedule 2(b) hereto, at the time of its effective filing, the Company’s annual report on form 10-K for the fiscal year ended December 31, 2004 filed with the Commission (the “2004 10-K”) and all subsequent reports that have been filed by the Company with the Commission (collectively with the 2004 10-K, the “SEC Reports”) or sent to stockholders pursuant to the Exchange Act did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

(c) No Material Adverse Change. Except as disclosed in the interim financial statements of the Company for 2005 previously delivered to the Lenders, since December 31, 2004, no event or change has occurred that has resulted in or evidences or would reasonably be expected to have, either in any case or in the aggregate a material adverse effect on the business, assets, Properties, consolidated financial condition or results of operations or business prospects of the Company and its Subsidiaries, taken as a whole, on the ability of the Company or any Guarantor to perform its obligations under the Operative Documents to which it is a party, or on the validity or enforceability of this Agreement, the Notes or any other Operative Document (a “Material Adverse Effect”); and, since such date, except as set forth on Schedule 2(c) hereto, there has not been any change in the capital stock or other Equity Interests, membership interests, partnership interests or long-term debt of the Company or any of the Restricted Subsidiaries (other than changes occurring in the ordinary course of business in the outstanding amount of loans under credit agreements of the Company or the Restricted Subsidiaries) or any other change that has or would reasonably be expected to have a Material Adverse Effect.

(d) Title to Properties; Liens. Each of the Company and the Primary Domestic Subsidiaries has, as of the date hereof, good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it, in each case free and clear of all Liens, encumbrances and defects, except as set forth on Schedule 2(d) hereto, and any real property, personal property and buildings held under lease by the Company and the and the Primary Domestic Subsidiaries are, as of the date hereof, held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of such real property, personal property and buildings by the Company and the and the Primary Domestic Subsidiaries. All rent and other sums and charges payable by the Company and the and the Primary Domestic Subsidiaries as tenants thereunder are current in all material respects and no termination event or condition or uncured default on the part of the Company or any of the and the Primary Domestic Subsidiaries exists under any such lease, except for any such events, conditions or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and the and the Primary Domestic Subsidiaries has complied with all material obligations, considering applicable grace periods, under all material leases to which such person is a party and under which such person is in occupancy or has possession; with respect to all such leases, to the best knowledge of the Company, no person has instituted or threatened to institute proceedings, or has taken or threatened to take any other action, to challenge or terminate, and no event or circumstance has occurred that reasonably could be expected to materially interfere with, the lessee’s right to occupy the premises or possess the property leased thereunder or to continue to use such premises or property in the manner in which it is currently being used, except in all instances as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of such leases contains any provision restricting the incurrence of indebtedness by the lessee.

(e) Organization, Powers, Qualification, Good Standing, Business and Subsidiaries. Each of the Company and its Subsidiaries has been duly incorporated or organized and will be validly existing as a corporation, limited liability company or limited partnership in good standing or similar status under the laws of the jurisdiction of its incorporation or formation as specified in Schedule 2(e) hereto, with power and authority to own its Properties and to conduct its business as now conducted and to enter into and perform its obligations under the Operative Documents to which it is a party and has been duly qualified as a foreign corporation, limited liability company or limited partnership for the transaction of business and is in good standing or similar status under the laws of each other jurisdiction in which it owns or leases property, or conducts any business, so as to require such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. Other than the Subsidiaries listed on Schedule 2(e) hereto, the Company has no direct or indirect Subsidiaries. None of the Subsidiaries of the Company other than Radnor Chemical Corporation, WinCup Holdings, Inc., WinCup Texas, Ltd., Radnor Investments, L.L.C., Radnor Investments III, Inc., Radnor Management, Inc., Radnor Management Delaware, Inc., StyroChem Canada, Ltd., StyroChem Finland Oy, and StyroChem U.S., Ltd. is a “significant subsidiary,” as such term is defined in Rule 405 of the rules and regulations under the Act. The Company and each of its Subsidiaries as of the Closing Date, their correct names and their jurisdictions of organization, together with each such Person’s directors and senior officers, are identified in Schedule 2(e) hereto. Schedule 2(e) also sets forth each Affiliate of the Company as of the Closing Date.

(f) Capitalization. The authorized capital stock of the Company consists of 11,650 shares of Voting Common Stock, par value $0.10 per share, 5,650 shares of Nonvoting Common Stock, par value $0.10 per share, 5,400 shares of Class B Nonvoting Common Stock, par value $0.01 per share, and 2,000 shares of Preferred Stock, par value $0.10 per share. As of the date hereof, there are outstanding 600 shares of Voting Common Stock, 270 shares of Nonvoting Common Stock, 5,400 shares of Class B Nonvoting Common Stock and 1,250 shares of Preferred Stock. As of the date hereof, with the exception of (i) outstanding options to purchase 666 shares of the Company’s Nonvoting Common Stock, (ii) outstanding warrants to purchase 53 shares of the Company’s Voting Common Stock and (iii) outstanding warrants to purchase 559 shares of the Company’s Nonvoting Common Stock, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for any of the Company’s capital stock. As of the date hereof (i) all of the outstanding shares of capital stock of the Company are duly and validly authorized and issued, fully paid and non-assessable, and are owned of record free and clear of all preemptive rights, subscription rights, other rights to purchase, voting (to the extent such shares have voting rights) or, except as set forth on Schedule 2(f) hereto, transfer restrictions and other similar claims, (ii) except as set forth on Schedule 2(f) hereto, all of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation, all of the outstanding membership interests of each Subsidiary of the Company that is a limited liability company and all of the outstanding partnership interests of each Subsidiary of the Company that is a partnership are duly and validly authorized and issued, fully paid and non-assessable (with respect to shares of capital stock only) and are owned directly by the Company or a wholly-owned Subsidiary, free and clear of all Liens, encumbrances, preemptive rights, subscription rights, other rights to purchase, voting or transfer restrictions and other claims, and none of such Capital Stock constitutes Margin Stock; and (iii) there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any Equity Interests, membership interests or partnership interests of any Subsidiary.

(g) Credit Agreement. This Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors and, assuming the due authorization,

execution and delivery hereof by the Lenders and the Agent and Collateral Agent, is the legally valid and binding obligation of each such Person enforceable against each such Person in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(h) [Intentionally Omitted]

(i) Notes. The Notes have been duly authorized by the Company and, when executed and delivered to and paid for by the Lenders in accordance with the terms of this Agreement, will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as (A) may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and (B) such enforceability is subject to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

(j) Guarantees. The Guarantees set forth herein have been duly authorized, executed and delivered by each of the Guarantors and, assuming the due authorization, execution and delivery of this Agreement by the Lenders and the Agent and Collateral Agent, are the legal, valid and binding obligations of the Guarantors enforceable against such Guarantors in accordance with their terms, except as (A) may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and (B) such enforceability is subject to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

(k) [Intentionally Omitted]

(l) Intercreditor Agreement. The Intercreditor Agreement has been duly authorized by the Company and, when executed and delivered by the Company on or prior to the Closing Date, and assuming due authorization, execution and delivery by the other parties thereto, will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and (ii) such enforceability is subject to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

(m) Collateral Documents. Each Collateral Document has been duly authorized by the Company and each of the Guarantors party thereto and, when executed and delivered by each of the Company and each of the Guarantors party thereto on or prior to the Closing Date, and assuming due authorization, execution and delivery by the Collateral Agent, will be a legal, valid and binding agreement of the Company and the Guarantors party thereto, enforceable against the Company and the Guarantors party thereto in accordance with its terms, except as (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and (ii) such enforceability is subject to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

(n) Mortgages; Fixture Filings. The Collateral Documents that constitute mortgages or deeds of trust on real property, and the fixture filings, when executed, delivered and recorded by each of the Guarantors party thereto on or prior to the Closing Date, will create, in favor of the Collateral Agent for the benefit of the Secured Parties, (i) valid and enforceable mortgage liens on such real property and (ii) perfected security interests in such fixtures superior to and prior to the Liens of all third persons subject only to the Permitted Liens. Each of the Guarantors party thereto is the sole beneficial owner of the Collateral in which it will grant a Lien (including a mortgage Lien) pursuant to the Collateral Documents and no Lien will exist upon such Collateral, except for Permitted Liens. Upon the filing of the fixture filings and mortgages or deeds of trust and the other acts contemplated by the Collateral Documents, the Liens (including mortgage Liens) created pursuant to the Collateral Documents will constitute (A) a first priority perfected security interest in the Collateral constituting fixtures under the Uniform Commercial Code, in the case of the fixture filings, and (B) a validly created and enforceable Lien on the real property, in the case of the mortgages or deeds of trust, in which each Guarantor party thereto will grant a Lien pursuant to the Collateral Documents, subject to no equal or prior Lien except as expressly permitted hereby.

(o) No Conflict; Consents and Approvals. The execution, delivery and performance of the Operative Documents by the Company and each Guarantor party thereto, and the consummation by the Company and the Guarantors of the transactions contemplated hereby and thereby including, without limitation, the making of the Loans and the use of proceeds contemplated hereby (including, without limitation, the refinancing of the Indebtedness set forth on Schedule 1(d) hereto), do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any indenture, mortgage, deed of trust, bank loan or credit agreement, lease or other agreement or instrument to which the Company or any of the Restricted Subsidiaries is a party or by which the Company or any of the Restricted Subsidiaries is bound or to which any of the Property or assets of the Company or any of the Restricted Subsidiaries is subject, or any federal, state, local or foreign statute or any order, rule or regulation of any federal, state, local or foreign court or governmental agency or body having jurisdiction over the Company or any of the Restricted Subsidiaries or any of their properties; (ii) result in any violation of the provisions of the charter, including without limitation any Certificate of Incorporation or Articles of Incorporation or By-laws (or other organizational or governing documents), in each case as amended, of the Company or any of the Restricted Subsidiaries; (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of the Company or any of the Restricted Subsidiaries, except pursuant to or as contemplated by the terms of this Agreement and the Collateral Documents, or (iv) constitute a default under any ordinance, license or permit, except, in the case of the events specified in clauses (i), (iii) and (iv) above, for such conflicts, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No consent, approval, authorization, order, registration or qualification of or with any federal, state, local or foreign court or governmental agency or body is required for the execution, delivery and performance by the Company and each of the Guarantors of the Operative Documents to which they are or will be a party or for the consummation by the Company and the Guarantors of the transactions contemplated thereby, including, without limitation, the making of the Loans and the use of proceeds contemplated hereby (including, without limitation, the refinancing of the Indebtedness set forth on Schedule 1(d) hereto), except such consents, approvals, authorizations, registrations or qualifications as have been obtained and for the recording or filing of certain of the Collateral Documents. Each of the Company and the Guarantors has full power and authority to enter into and perform its obligations under the Operative Documents to which it is or will be a party, to incur and (as applicable) guarantee the Loans and to issue and deliver the Notes as provided herein and therein.

(p) Litigation. Except as set forth in Schedule 2(p) hereto, there are no legal or governmental proceedings (other than proceedings with respect to Environmental Laws (as defined below) or Hazardous Materials (as defined below) in respect of which Section 2(z) is applicable) pending to which the Company or any of the Restricted Subsidiaries is a party or of which any Property of the Company or any of the Restricted Subsidiaries is the subject which, if determined adversely to the Company or any of the Restricted Subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation by the Company and the Guarantors of the transactions contemplated by the Operative Documents or the performance by the Company and the Guarantors of their respective obligations hereunder and thereunder; to the best knowledge of the Company, no such proceedings are threatened or contemplated by governmental authorities or threatened or contemplated by others. Neither the Company nor any of the Restricted Subsidiaries (i) is in violation of any Applicable Laws that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or other Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(q) Material Licenses. Except as set forth in Schedule 2(q) hereto, each of the Company and the Restricted Subsidiaries owns or possesses all governmental licenses, permits, certificates, consents, orders, approvals and other authorizations (including those required by applicable Environmental Laws (as defined below)) necessary to own, lease, construct and operate its properties and to conduct its business as presently conducted by it, except where the failure to own or possess such licenses, permits, certificates, consents, orders, approvals and other authorizations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (collectively, “Material Licenses”). All of the Material Licenses are valid and in full force and effect, each of the Company and the Restricted Subsidiaries has fulfilled and performed its respective obligations with respect to such Material Licenses, and no event has occurred which allows, or after notice or lapse of time or both would allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any such Material Licenses. Neither the Company nor any of the Restricted Subsidiaries has received any written notice of proceedings relating to revocation, modification or termination of any such Material

Licenses which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r) Financial Condition. Except as set forth on Schedule 2(b) hereto, the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports present fairly the financial condition, results of operations, and cash flows of the Company and its Subsidiaries as of the dates and for the periods therein specified and the balance sheets included in the SEC Reports present fairly, as of the date specified, the financial condition and stockholders’ equity of the Company and its Subsidiaries in conformity with United States generally accepted accounting principles consistently applied throughout the periods involved, except as otherwise stated therein; and the other financial and accounting information and data related to the Company and the Restricted Subsidiaries set forth in the SEC Reports present fairly, in all material respects, the information purported to be shown thereby at the respective dates and for the respective periods to which they apply, and except as otherwise disclosed therein, have been prepared on a basis consistent with the financial statements and the books and records of the entities as to which such information is shown.

(s) Projections. The forecasted financial statements of the Company and its Subsidiaries delivered to the Lenders, consisting of balance sheets, income statements and cash flow statements for the Company and its Subsidiaries giving effect to the consummation of the transactions contemplated by this Agreement and the making of Loans hereunder, dated September 23, 2005 (the “Projections”), have been diligently prepared on a basis consistent with the financial statements included in the SEC Reports, and are based on good faith estimates and assumptions believed by management of the Company to be reasonable as of the date of the Projections, and there are no statements or conclusions in any of the Projections which are based upon or include information known to the Company or any of its Subsidiaries to be misleading in any material respect or which fail to take into account material information regarding the matters reported therein. On the Closing Date, the Company believes that the Projections were reasonable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and such differences may be material.

(t) Internal Controls. Except as set forth on Schedule 2(t) hereto:

(i) since the date of the most recent evaluation by the Company of its disclosure controls and procedures, there has been no change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses;

(ii) from December 31, 2004 through September 30, 2005, the date as of which the most recent evaluation by the Company of its disclosure controls was made, there had not been (1) any significant deficiency in the design or operation of internal controls of the Company which could adversely affect the Company’s ability to record, process, summarize, and report financial data, (2) any material weakness in internal controls or (3) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and

(iii) the Company and its Subsidiaries (i) make and keep accurate books and records and (ii) maintain internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (C) access to their assets is permitted only in accordance with management’s authorization and (D) the reported accountability for their assets is compared with existing assets at reasonable intervals.

(u) Independent Auditors. KPMG LLP, who have certified certain financial statements of the Company and Radnor Investments, L.P., whose reports appear in the 2004 10-K, are independent public accountants as required by the Act and the related rules and regulations. KPMG LLP has not engaged in any “prohibited activities” (as defined in Section 10A of the Exchange Act) on behalf of the Company. PricewaterhouseCoopers LLP, who have been engaged to serve as the Company’s independent public accounting firm, have not engaged in, and are not engaging in, any “prohibited activities” (as defined in Section 10A of the Exchange Act) on behalf of the Company.

(v) Affiliate Transactions. Except as set forth in Schedule 2(v) hereto, no relationship, direct or indirect, exists between or among the Company or any Subsidiary on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company on the other hand that is of a type referenced in Item 404 of Regulation S-K under the Act. Except as set forth in Schedule 2(v) hereto, the Company has not, directly or indirectly, including through any Subsidiary, extended or maintained credit, or arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any of its directors or executive officers.

(w) Employee Matters. Neither the Company nor any of the Restricted Subsidiaries has violated any federal, state, local or foreign law relating to discrimination in employment nor any applicable wage or hour laws, nor has the Company or any of the Restricted Subsidiaries engaged in any unfair labor practice, which in each case would reasonably be expected to result, singly or in the aggregate, in a Material Adverse Effect. Except as disclosed in Schedule 2(w) hereto, there is (i) no unfair labor practice complaint pending against the Company or any of the Restricted Subsidiaries, or to the best knowledge of the Company and each of the Guarantors, threatened against any of them, before the National Labor Relations Board or any federal, state, local or foreign labor relations board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement pending or, to the best knowledge of the Company and each of the Guarantors, threatened against any of them, and (ii) no significant strike, labor dispute, slowdown or stoppage pending against the Company or any of the Restricted Subsidiaries, or, to the best knowledge of the Company and each of the Guarantors, threatened against any of them or by the employers of any of their principal suppliers or contractors, except (with respect to any matter specified in clause (i) or (ii) above, singly or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

(x) ERISA.

(i) Each Employee Benefit Plan of the Company, each of its Restricted Subsidiaries and each of their respective ERISA Affiliates is in compliance with, and has been operated in compliance with, all applicable provisions and requirements of all Applicable Laws, including ERISA and the Internal Revenue Code, and the regulations and published interpretations thereunder, and the Company, its Restricted Subsidiaries and each of their respective ERISA Affiliates have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified and nothing has occurred since the date of any determination or opinion regarding qualification that would reasonably be expected to adversely affect the qualified status of each such Employee Benefit Plan.

(ii) No Employee Benefit Plan is or was a defined benefit Pension Plan, a Foreign Plan or a Multiemployer Plan. None of the Employee Benefit Plans is or has been subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has or has had any direct or contingent liability or obligation of any nature to the Pension Benefit Guaranty Corporation or any other person arising directly or indirectly under Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(iii) Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates.

(y) Intellectual Property. Each of the Company and the Restricted Subsidiaries, as of the date hereof, owns or possesses adequate patent rights or licenses or other rights to use patent rights, inventions, trademarks, service marks, trade names, copyrights, software, know-how and processes (collectively, “Intellectual Property”) necessary to conduct the general business now operated by it and neither the Company nor any of the Restricted Subsidiaries has received any written notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor does the Company know of any valid basis for any such claim. The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All federal and state and all foreign registrations of and applications for Intellectual Property that are owned or licensed by the Company or any of its Subsidiaries on the Closing Date are described on Schedule 2(y).

(z) Environmental Protection. Except as set forth in Schedule 2(z):

(i) (A) neither the Company nor any of its Subsidiaries nor any of their respective Properties or operations currently or formerly owned, leased or operated by any of them or any of their respective predecessors or Affiliates are subject to any outstanding order, consent decree or settlement agreement with any Person, and (B) neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding or other action has been instituted or threatened raising any claim against the Company or any of its Subsidiaries or any of their respective Properties or operations currently or formerly owned, leased or operated by any of them or any of their respective predecessors or Affiliates that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in each case with respect to (A) and (B) above, alleging or relating to (x) any Environmental Law, (y) any Environmental Claim, or (z) any Hazardous Materials Activity;

(ii) neither the Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(iii) there are and have at all times been no conditions, occurrences, or Hazardous Materials Activities that could hinder or limit the ability of the Company and each of its Subsidiaries to comply with any Environmental Laws or form the basis of an Environmental Claim against the Company or any of its Subsidiaries that, in each case, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (whether with respect to any currently or formerly owned, leased or operated Properties or operations of the Company, any of its Subsidiaries or any of their respective predecessors or Affiliates);

(iv) commencing at least five years prior to the Closing Date, the Company has maintained a system of tracking and updating environmental compliance for its and each of its Subsidiaries’ operations that demonstrates a commitment to environmental compliance and includes procedures for (i) preparing and updating information covering pertinent regulatory areas, (ii) tracking changes in applicable Environmental Laws and appropriating necessary funds and modifying operations to comply with new requirements thereunder, (iii) training employees to comply with applicable environmental requirements and updating such training as necessary, (iv) performing periodic internal compliance inspections of each Facility and taking measures to correct any incidents of non-compliance detected by means of such inspections, and (v) informally reviewing the compliance status of off-site waste disposal facilities.

(v) The Company and its Subsidiaries are in material compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws and have at all times complied in all material respects with all Environmental Laws, including any permits, licenses, authorizations and other approvals required under any Environmental Law.

(vi) Neither the Company nor any of its Subsidiaries nor any of their respective predecessors or Affiliates has assumed, retained or otherwise become subject to, by operation of law or otherwise, any liability or obligation of another Person arising under any Environmental Law that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(aa) No Violation. Neither the Company nor any of the Restricted Subsidiaries is in violation of any term or provision of its Certificate of Incorporation or Articles of Incorporation or its By-Laws (or other organizational or governing documents), in each case as amended to the date hereof. The Company and each of the Restricted Subsidiaries is in compliance with all Applicable Laws (other than Environmental Laws in respect of which Section 2(z) is applicable) other than those as to which failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of the Restricted Subsidiaries is subject to or in default with respect to any final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or other Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(bb) No Default. No default exists, no waiver of default is currently in effect and no event has occurred which with notice or lapse of time, or both, would constitute a default in the due performance and observance of any term, covenant or condition of any document evidencing or related to any Indebtedness or any other indenture, mortgage, deed of trust, bank loan or credit agreement, lease or other agreement or instrument to which the Company or any of the Restricted Subsidiaries is a party or by which the Company or any of the Restricted Subsidiaries is bound or to which any of the Property or assets of the Company or any of the Restricted Subsidiaries is subject, which would reasonably be expected to have a Material Adverse Effect.

(cc) Zoning, Land Use, Employee and Occupational Safety Compliance. Each of the Company and the Restricted Subsidiaries is conducting its business in compliance with all Applicable Laws relating to zoning, land use and employee or occupational safety, except where such noncompliance would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(dd) Taxes. Each of the Company and the Restricted Subsidiaries has timely filed all federal, state, local and foreign income and other tax returns and notices required to be filed by applicable law, except where the failure to file such tax returns would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such tax returns were in all material respects true, correct and complete. Except as set forth on Schedule 2(dd)

hereto, no audit, administrative proceedings or court proceedings are presently pending with regard to any material potential federal, state, local or foreign tax of any nature; neither the Company nor any of the Guarantors has knowledge of any tax deficiencies which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and the Restricted Subsidiaries has paid (within the time and in the manner prescribed by law) all federal, state, local and foreign taxes of any nature which are shown on its returns to be due, in each case except for those not yet delinquent and those being contested in good faith by appropriate proceedings diligently conducted for which the Company and/or each of the Restricted Subsidiaries has established on its books and records adequate reserves to pay all outstanding tax liabilities in accordance with United States generally accepted accounting principles. Neither the Company nor any of the Restricted Subsidiaries has requested any extension of time within which to file any material tax return, which return has not since been filed within the time period permitted by such extension; the amounts currently set up as provisions for taxes or otherwise by the Company and the Restricted Subsidiaries on their books and records are reasonably sufficient for the payment of all their unpaid federal, state, local and foreign taxes accrued through the dates as of which they speak, and for which the Company and the Restricted Subsidiaries may be liable in their own right, or as a transferee of the assets of, or as successor to any other corporation, association, partnership, joint venture or other entity.

(ee) No Undisclosed Liabilities. Except as set forth on Schedule 2(ee) hereto, since December 31, 2004, the Company has not (i) issued or granted any securities, (ii) incurred any liability or obligation, direct or contingent, other than non-material liabilities and obligations which were incurred in the ordinary course of business, (iii) entered into any transaction not in the ordinary course of business or (iv) declared or paid any dividend on its capital stock.

(ff) Foreign Assets Control Regulations, etc.

(i) Neither the incurrence of the Loans by the Company hereunder nor its use of the proceeds thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”) or (iv) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) (as amended, the “PATRIOT Act”). No part of the proceeds from the making of the Loans to the Company hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign

Corrupt Practices Act of 1977, as amended (the “FCPA”). Neither the Company nor any of its Subsidiaries, nor any director, officer, agent, employee or, to the knowledge of the Company, any other person associated with or acting on behalf of the Company or any of its Subsidiaries, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the FCPA; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(ii) Neither the Company nor any Subsidiary (i) is or will become a “blocked person” as described in Section 1 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person or any such Person.

(iii) The Company and its Subsidiaries and its Affiliates are in compliance, in all material respects, with the PATRIOT Act.

(gg) Disclosure Controls. Except as set forth on Schedule 2(t) hereto, the Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15e under the Exchange Act), which (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) provide for the periodic evaluation of the effectiveness of such disclosure controls and procedures as of the end of the period covered by the Company’s most recent annual or quarterly report filed with the Commission; and (iii) are effective in all material respects to perform the functions for which they were established.

(hh) Insurance. Each of the Company and the Restricted Subsidiaries maintains insurance covering their properties, operations, personnel and businesses, and such insurance insures against such losses and risks as are adequate in accordance with customary industry practice in the opinion of the Company to protect the Company and the Restricted Subsidiaries and their businesses. Neither the Company nor any of the Restricted Subsidiaries has received written notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance; and all such insurance is outstanding and duly in force on the date hereof.

(ii) Solvency. Each of (i) the Company, (ii) each Operating Subsidiary and (iii) the Company and its Subsidiaries on a consolidated basis, immediately after the Closing Date and after giving effect to the making of the Loans, the repayment in full of the Indebtedness of the Company and the Guarantors set forth on Schedule 1(d) hereto, the repayment of a portion of the outstanding revolving credit facility borrowings drawn under the Amended Credit Agreement, and the payment of fees and expenses in connection herewith and therewith will, in the opinion of the Company and the Guarantors, be Solvent; as used herein, the term “Solvent”

means, with respect to any such entity on a particular date (i) the fair value of the Property of such entity is greater than the total amount of liabilities (including contingent liabilities reasonably allocated to such entity) of such entity, (ii) the present fair saleable value of the assets of such entity is greater than the probable liability of such entity on its total existing debts (including contingent liabilities reasonably allocated to such entity) as they become absolute and matured, (iii) such entity will be able to pay its debts and liabilities as they mature and (iv) such entity will not have unreasonably small capital for the business in which it is engaged, as now conducted and as proposed to be conducted following the consummation of the making of the Loans, the repayment in full of the Indebtedness of the Company and the Guarantors set forth on Schedule 1(d) hereto, the repayment of a portion of the outstanding revolving credit facility borrowings drawn under the Amended Credit Agreement, and the payment of fees and expenses in connection herewith and therewith. No transfer of Property is being made by the Company or any of its Subsidiaries and no obligation is being incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, the Notes or the other Operative Documents with the intent to hinder, delay, or defraud either present or future creditors of the Company and its Subsidiaries.

(jj) [Intentionally Omitted]

(kk) Governmental Regulation. Neither the Company nor any of the Restricted Subsidiaries is, or as of the Closing Date after giving effect to the making of the Loans and the application of the net proceeds therefrom will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the published rules and regulations thereunder; Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding the Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the ICC Termination Act, as amended or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or Contingent Obligations or which may otherwise render all or any portion of the Obligations unenforceable.

(ll) [Intentionally Omitted]

(mm) [Intentionally Omitted]

(nn) No Brokers. Except with respect to the fees and expenses set forth on Schedule 2(nn) hereto, all of which fees and expenses will be paid by the Company on the Closing Date, neither the Company nor any of the Restricted Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the making of the Loans.

(oo) Regulation T, U and X. None of the Company or the Guarantors or any agent thereof acting on the behalf of any of them has taken, and none of them will take, any action that might cause this Agreement or the making of the Loans to violate Regulation T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect, or as the same may hereafter be in effect, on the Closing Date.

(pp) No Inaccurate Statements. No statement, representation, warranty or covenant to be made in the Operative Documents on or prior to the Closing Date by the Company and the Guarantors party thereto or by any officer of the Company or any Guarantor in any certificate or document required by or delivered in connection with any of the Operative Documents will be, when made, inaccurate, untrue or incorrect in any material respect.

(qq) Officers’ Certificates. Any certificate signed by an officer of the Company or any Guarantor pursuant to or in connection with this Agreement or any Collateral Document or in connection with the payment of the purchase price and delivery of the certificates for the Notes, and delivered to the Lenders or to counsel for the Lenders shall be deemed a joint and several representation and warranty by the Company and each Guarantor to the Lenders as to the matters covered thereby.

(rr) Existing Indebtedness; Future Liens.

(i) Set forth on Schedule 2(rr) hereto is a true and complete list of all Indebtedness of the Company and each Restricted Subsidiary outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness.

(ii) Neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien other than a Permitted Lien.

(ss) Senior Indebtedness. The Obligations constitute Senior Indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Indebtedness and Contingent Obligations of the Company and its Subsidiaries.

(tt) Off-Balance Sheet Arrangements. Except as set forth in Schedule 2(tt) hereto, there are no material “off-balance sheet arrangements” (as defined in Regulation S-K Item 303(a)(4)(ii) promulgated by the Commission) that would be reasonably expected to have a material current or future effect on the Company’s or any of its Subsidiaries’ financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

(uu) No Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Act and 21E of the Exchange Act) has been made without a reasonable basis or has been disclosed other than in good faith.

(vv) Non-Obligor Guarantors. Except as set forth on Schedule 2(vv) hereto, no Guarantor that is not also an Obligor owns or possesses any Property that would, if owned or possessed by an Obligor as of the April 2004 Closing, constitute Collateral; neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future any such Guarantor to own or possess any such Property.

(ww) Perseco Agreements. The Perseco Agreements are in full force and effect and each constitutes a legal, valid and binding agreement, enforceable against WinCup Holdings, Inc. in accordance with its terms. Neither WinCup Holdings, Inc. nor, to the Company’s knowledge, Perseco is in violation or breach of, or has provided any written notice of an intent to breach, any material provision thereof.

The Company and each of the Guarantors acknowledge that the Lenders and, for purposes of the opinions to be delivered to the Lenders pursuant to Section 8 hereof, counsel for the Company, will rely upon the accuracy and truth of the foregoing representations and hereby consent to such reliance.

3. Representation and Warranty of the Lenders.

(a) Due Authorization. Each of the Lenders, the Agent and the Collateral Agent severally and not jointly represents that the execution, delivery and performance of this Agreement and the other Operative Documents to which such Person is party is within its power and authority and has been duly authorized by all necessary action.

(b) ERISA. Each of the Lenders severally and not jointly represents that either (i) no part of the funds used by it to make the Loans hereunder constitutes assets of any “employee benefit plan” (as defined in Section 3(3) of ERISA) or “plan” (as defined in Section 4975 of the Internal Revenue Code) or (ii) the making of the Loans by it is exempt from the restrictions on prohibited transactions of ERISA and the Internal Revenue Code pursuant to one or more statutory, regulatory or administrative exemptions.

Each of the Lenders acknowledges that, for purposes of the opinions to be delivered to the Lenders pursuant to Section 8 hereof, counsel for the Company will rely upon the accuracy and truth of the foregoing representation and hereby consents to such reliance.

4. Amounts and Terms of Loans.

(a) Commitments. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth:

(i) Each Lender severally and not jointly agrees to lend to the Company, on the Closing Date, its proportionate share of the Tranche A Loans in the amounts set forth on Annex A hereto, which Tranche A Loans will be made at [        ]% of their principal amount (the “Tranche A Loan Price”).

(ii) Each Lender severally and not jointly agrees to lend to the Company, on the Closing Date, its proportionate share of the Tranche B Loans in the amounts set forth on Annex A hereto, which Tranche B Loans will be made at [            ]% of their principal amount (the “Tranche B Loan Price” and, together with the Tranche A Loan Price, the “Loan Price”).

(b) Closing. The Company shall execute and deliver on the Closing Date to Lenders the Notes evidencing each Lender’s Tranche A Loan and Tranche B Loan, against payment by or on behalf of such Lender of the purchase price therefor by wire transfer of immediately available funds, to such account or accounts as the Company shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Such delivery of and payment for the Notes shall be made at the offices of Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), One Chase Manhattan Plaza, New York, New York 10005 at 10:00 A.M., New York time, on December 1, 2005, or at such other place, time or date as the Lenders, on the one hand, and the Company, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.” The Company will make such Notes available for checking by the Lenders at the offices of Milbank in New York, New York, or at such other place as the Lenders may designate, at least 24 hours prior to the Closing Date.

(c) Expenses. Without limiting and subject to the provisions of Section 7, on the Closing Date, the Company will pay to the Agent and the Lenders the reasonable fees and disbursements of legal counsel and consultants and such other expenses, including, without limitation, search fees, diligence fees and expenses, documentation fees and filing fees, incurred by the Lenders and the Agent in connection with the transactions contemplated herein, set forth in a statement (accompanied by reasonable detail) delivered to the Company on or prior to the Closing Date, and thereafter the Company will pay, promptly upon receipt of a supplemental statement therefor (accompanied by reasonable detail), such additional reasonable fees and expenses, if any, as the Lenders may incur in connection with such transactions.

(d) Obligation of the Lenders. The Company hereby acknowledges and agrees that no Lender shall have any obligation to make the Loans or otherwise consummate the transactions contemplated by this Agreement if any of the conditions described in Section 8 have not been satisfied to the Agent’s or such Lender’s satisfaction or waived by the Agent or such Lender on or prior to the Closing Date.

(e) The Loan Register. The Agent, acting for these purposes solely as an agent of Company (it being acknowledged that the Agent, in such capacity, and its officers, directors, employees, agents and affiliates shall constitute Indemnified Parties under Section 11), shall maintain (and make available for inspection by the Lenders upon reasonable prior notice at reasonable times) at its address referred to in Section 21 a register for the recordation of, and shall record, the names and addresses of Lenders and the Tranche A Loans and Tranche B Loans of each Lender from time to time (the “Loan Register”). The Company, the Agent and Lenders shall deem and treat the Persons listed as Lenders in the Loan Register as the holders and owners of the corresponding Loans listed therein for all purposes hereof; all amounts owed with respect to any Loan shall be owed to the Lender listed in the Loan Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Loan Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Loans. Each Lender shall record on its internal records the amount of its Loans and each payment in respect thereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Loan Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Loan Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or any Obligations in respect of any Loans.

(f) Notes. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Agent as provided in Section 16. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

(g) Rate of Interest. Subject to the provisions of Sections 4(i), (r), (s) and (t), each Loan shall bear interest on the unpaid principal amount thereof from the Closing Date through Maturity (whether by acceleration or otherwise) at a rate of LIBOR + 7.25%.

(h) Interest Payments. Subject to the provisions of Section 4(i), interest on each Loan shall be payable in arrears on and to each Interest Payment Date, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at Maturity (including final maturity).

(i) Default Rate. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by Applicable Law, any interest payments thereon not paid when due and any prepayment premium, fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under Bankruptcy Law) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement). Payment or acceptance of the increased rates of interest provided for in this Section 4(i) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Collateral Agent, the Agent or any Lender.

(j) Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(k) Maximum Rate. Notwithstanding the foregoing provisions of this Section 4, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

(l) Maturity. The Company shall pay in full the outstanding principal amount of all Loans to the Lenders on September 15, 2009 and shall pay in full all other Obligations owed hereunder to the Lenders, the Agent and the Collateral Agent no later than such date.

(m) Manner and Time of Payment. All payments by Company of principal, interest, premium, if any, and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Lenders, the Agent and the Collateral Agent, as applicable not later than 3:00 p.m. (New York City time) on the date due at the applicable Funding and Payment Offices; funds received by a Lender Party after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

(n) [Intentionally Omitted]

(o) Apportionment of Payments. Aggregate principal and interest payments in respect of Loans shall be apportioned among all outstanding Loans, in each case on a pro rata basis.

(p) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(q) [Intentionally Omitted]

(r) Compensation for Increased Costs. Subject to the provisions of Section 4(t) (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

(1) subjects such Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder or any payments to such Lender of principal, interest, premium or any other amount payable hereunder;

(2) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or

(3) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of maintaining its Loans or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, the Company shall promptly pay to such Lender, upon receipt of the statement referred to in Section 4(u), such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.

(s) Capital Adequacy. If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any amendment or modification after the date hereof to or of any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline had been originally adopted before or after the date hereof) or any change after the date hereof in the interpretation or administration of any such law, rule, regulation, agreement or guideline by any Governmental Authority charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of the Loans made pursuant hereto to a level below that which such Lender could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then from time to time the Company agrees to pay to such Lender such additional amount or amounts as will compensate such holder for any such reduction suffered.

(t) Taxes.

(1) All sums payable by the Company or any Guarantor under this Agreement and the other Operative Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(2) If the Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to the Agent, the Collateral Agent or any Lender under any of the Operative Documents:

(i) the Company shall notify the Agent of any such requirement or any change in any such requirement as soon as the Company becomes aware of it;

(ii) the Company shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on the Company) for its own account or (if that liability is imposed on the Agent, the Collateral Agent or such Lender, as the case may be) on behalf of and in the name of the Agent, the Collateral Agent or such Lender;

(iii) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Agent, the Collateral Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(iv) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Company shall deliver to the Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date on which such Lender became a Lender in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date on which such Lender became a Lender, in respect of payments to such Lender.

(3) (i) Each Non-US Lender shall deliver to the Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or the Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, or, in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a form W-8BEN, and, in the case of a Lender that has certified in writing to the Company that it is not a “bank” (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), a certificate of such Lender certifying that such Lender is not (i) a “bank” for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Company or (iii) a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code) in each case together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Operative Documents.

(ii) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Operative Documents, shall deliver to the Company, on or prior to the Closing Date (in the case of each Lender listed on the signatures pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Company or the Agent (each in the reasonable exercise of its discretion), (1) two original copies of the forms or statements required to be provided by such Lender under the subclause (i) above, properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to United States withholding tax, and (2) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to the Agent and to the Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Operative Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify the Agent and Company of its inability to deliver any such forms, certificates or other evidence.

(iv) Company shall not be required to pay any additional amount to any Non-US Lender under clause (iii) of Section 4(t)(2), (A) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to subclause (3)(ii)(2) above or (B) if such Lender shall have failed to satisfy the requirements of clause (i), (ii) or (iii)(1) of this Section 4(t)(3); provided that if such Lender shall have satisfied the requirements of Section 4(t)(3)(i) on the date such Lender became a Lender, nothing in this Section 4(t)(3)(iv) shall relieve Company of its obligation to pay any amounts pursuant to Section 4(t)(2)(iii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in Section 4(t)(3)(i).

(u) Statements. Each Lender claiming compensation or reimbursement pursuant to Sections 4(r), (s) and/or (t) shall deliver to Company (with a copy to the Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(v) Mitigation. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Sections 4(r), (s) and/or (t), use reasonable effort to maintain such Lender’s Loans through another lending office of such Lender, if (i) as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Sections 4(r), (s) and/or (t) would be materially reduced and (ii) as determined by such Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this Section 4(v) unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described above.

5. Covenants of the Company and the Guarantors. The Company and each of the Guarantors jointly and severally covenant and agree with the Lenders and the Agent that:

(a) Payment of Principal, Premium and Interest. The Company shall duly and punctually pay the principal of, premium, if any, interest and any other amounts due on the Loans in accordance with the terms of the Notes and this Agreement.

(b) Maintenance of Office or Agency. The Company shall maintain (or cause to be maintained) an office or agency where the Notes evidencing the Loans may be presented or surrendered for payment and where Notes may be surrendered for transfer, prepayment or exchange and where notices and demands to or upon the Company in respect of the Loans and this Agreement may be served. The Company shall give prompt written notice to the Agent of the location and any change in the location of any such offices or agencies. If at any time the Company shall fail to maintain (or cause to be maintained) any such required offices or agencies or shall fail to furnish the Agent with the address thereof, such presentations, surrenders, notices and demands may be made or served at the office of the Agent and the Company hereby appoints the Agent as its agent to receive all such presentations, surrenders, notices and demands.

The Company may from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes, and may from time to time rescind such designation. The Company shall give prompt written notice to the Agent of any such designation or rescission and any change in the location of any such office or agency.

(c) Inspection Rights. The Company will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender or the Agent to visit and inspect any of the Properties of the Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that the Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable prior written notice, at, in the case of inspections by the Agent, the expense of the Company, at such reasonable times during normal business hours as may reasonably be requested; provided that neither the Agent nor any Lender may exercise such inspection rights more than two times in any calendar year and the costs of such inspections by the Agent shall be reasonable. All proprietary information disclosed to or otherwise learned by Agent and/or Lenders in connection with the inspections permitted by this Section 5(c) shall be deemed to be Confidential Information and subject to the restrictions set forth in Section 20.

(d) Compliance With Laws, etc. The Company will comply, and will cause each of its Subsidiaries to comply, with the requirements of all Applicable Laws (including all

Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(e) Monthly and Quarterly Financials. Upon the Agent’s or a Lender’s request, the Company shall deliver to the Agent or such Lender, as soon as available and in any event within 30 days after the end of each month and within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, (i) the consolidated balance sheets of the Company and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal period and for the period from the beginning of the then current fiscal year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the Projections for the current fiscal year, to the extent prepared for such fiscal period, all in reasonable detail and certified by the chief financial officer of the Company that they were prepared in accordance with GAAP and fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (ii) on a quarterly basis, a narrative report describing the operations of the Company and its Subsidiaries in the form prepared for presentation to senior management for such fiscal period and for the period from the beginning of the then current fiscal year to the end of such fiscal period;

(f) Year-End Financials. The Company shall deliver to the Agent, as soon as available and in any event within 105 days after the end of each fiscal year of the Company, (i) the consolidated balance sheets of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, all in reasonable detail and certified by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (ii) a narrative report describing the operations of the Company and its Subsidiaries in the form prepared for presentation to senior management for such fiscal year, and (iii) in the case of such consolidated financial statements, a report thereon of PricewaterhouseCoopers LLC or other independent certified public accountants of recognized national standing selected by the Company and satisfactory to Agent, which report shall be unqualified, shall express no doubts about the ability of the Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered to the Agent pursuant to this Section 5(f) shall be accompanied by a written statement of the Company’s independent public accountants that in making the examination necessary for certification of such financial statements nothing has come to their attention which would lead them to believe that the Company or any of its Subsidiaries has violated any provisions of Sections 5(l), (n), (p) and (gg) hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(g) Quarterly Certificates. Together with each delivery of quarterly or annual financial statements of the Company and its Subsidiaries pursuant to Sections 5(e) and (f) hereof, an Officers’ Certificate of the Company in substantially the form attached hereto as Exhibit F stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers’ Certificate, of any condition or event that constitutes a Default or an Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto.

(h) SEC Filings. Promptly upon their becoming available, the Company shall deliver to the Agent copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders or by any Subsidiary of the Company to its security holders other than the Company or another Subsidiary of the Company, and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority.

(i) Events of Default, etc. The Company shall, so long as any of the Loans are outstanding, deliver to the Agent, forthwith upon any Officer becoming aware (i) of any Default or Event of Default, (ii) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 6(a)(9), and such claimed default or event or condition has not been cured within 15 days of receipt of such notice, or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers’ Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Default, Event of Default, default, event or condition, and what action the Company or its Subsidiaries, as applicable, has taken, is taking and proposes to take with respect thereto;

(j) Taxes. The Company shall, and shall cause each of its Subsidiaries to, pay prior to delinquency all material taxes, assessments and governmental levies except as are being contested in good faith and by appropriate proceedings diligently conducted and in respect of which appropriate reserves (in the good faith judgment of management of the Company) are being maintained in accordance with GAAP.

(k) Limitations on Investments. The Company shall not, and shall not permit any Restricted Subsidiaries, directly or indirectly, to make any Investment after the Closing Date, other than (i) Permitted Investments; and (ii) Restricted Investments permitted pursuant to Section 5(l) hereof.

(l) Limitations on Restricted Payments. Subject to the other provisions of this Section 5(l), the Company shall not, nor shall it cause, permit or suffer any Restricted Subsidiary to, (i) declare or pay any dividends or make any other distributions (including through mergers, liquidations or other transactions) on any class of Equity Interests of the Company or such Restricted Subsidiary or the exercise thereof (other than (x) dividends or distributions payable by a Restricted Subsidiary on account of its Equity Interests held by the Company or another Restricted Subsidiary or (y) payable in shares of Capital Stock of the Company other than Redeemable Stock), (ii) make any payment on account of, or set apart money for a sinking or other analogous fund for, the purchase, redemption or other retirement of such Equity Interests, (iii) purchase, defease, redeem or otherwise retire any Indebtedness issued by the Company or any Restricted Subsidiary that is Subordinated Indebtedness to the Loans, or (iv) make any Restricted Investment, either directly or indirectly, whether in cash or Property or in obligations of the Company (all of the foregoing being called “Restricted Payments”), unless (x) in the case of a dividend, such dividend is payable not more than 60 days after the date of declaration and (y) after giving effect to such proposed Restricted Payment, all the conditions set forth in clauses (1) through (3) below are satisfied (A) at the date of declaration (in the case of any dividend), (B) at the date of such setting apart (in the case of any such fund) or (C) on the date of such other payment or distribution (in the case of any other Restricted Payment) (each such date being referred to as a “Computation Date”):

(1) no Default or Event of Default shall have occurred and be continuing or would result from the making of such Restricted Payment;

(2) at the Computation Date for such Restricted Payment and after giving effect to such Restricted Payment on a pro forma basis, the Company or such Restricted Subsidiary could incur $1.00 of additional Indebtedness pursuant to the covenant described in the initial paragraph of Section 5(n) hereof; and

(3) the aggregate amount of Restricted Payments declared, paid or distributed subsequent to the Closing Date (including the proposed Restricted Payment) shall not exceed the sum of (i) 50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) commencing on the first day of the first full quarter after the Closing Date to and including the last day of the Company’s last fiscal quarter ending prior to the Computation Date (each such period to constitute a “Computation Period”) (or, in the event Consolidated Net Income of the Company during the Computation Period is a deficit, then minus 100% of such deficit), (ii) the aggregate Net Cash Proceeds of the issuance or sale or the exercise (other than to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees) of the Company’s Equity Interests (other than Redeemable Stock) subsequent to the Closing Date, (iii) the aggregate Net Cash Proceeds received by the Company since the Closing Date as a contribution to its common equity capital, (iv) to the extent any Restricted Investment that was made after the Closing Date in compliance with, and in reliance on, this first paragraph of Section 5(l) is sold for cash or otherwise liquidated, repaid, repurchased or redeemed for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, and (v) $5,000,000.

If no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the prohibitions set forth above are subject to the following exceptions: (a) Restricted Investments acquired by the Company in connection with any Asset Sale consummated in accordance with Section 5(o) hereof, to the extent such Investments are permitted under such covenant, provided, however, that such Restricted Investments shall be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) of the preceding paragraph; (b) any purchase or redemption of Equity Interests or Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company (other than Redeemable Stock and other than Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan), provided, however, that (x) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) of the preceding paragraph and (y) the Net Cash Proceeds from such sale shall be excluded for purposes of clause 3(ii) of the preceding paragraph to the extent utilized for purposes of such purchase or redemption; (c) any purchase or redemption of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of the Company or any Restricted Subsidiary that is permitted to be issued pursuant to the provisions of Section 5(n) hereof, provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) of the preceding paragraph; and (d) the purchase of Capital Stock held by employees of the Company or any Subsidiary pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of any such plan in an amount not greater than $2,000,000 in any calendar year (of which amount up to $500,000 may be used to purchase Capital Stock held by former employees of the Company or any Subsidiary, whether or not held pursuant to an employee stock ownership plan or purchased pursuant to any such plan), provided, however, that any such purchase shall be included in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) of the preceding paragraph.

For purposes of this Section 5(l), (a) the amount of any Restricted Payment declared, paid or distributed in Property of the Company or any Restricted Subsidiary shall be deemed to be the net book value of any such Property that is intangible property and the Fair Market Value of any such Property that is tangible property at the Computation Date, in each case, after deducting related reserves for depreciation, depletion and amortization; (b) the amount of any Restricted Payment declared, paid or distributed in obligations of the Company or any Restricted Subsidiary shall be deemed to be the principal amount of such obligations as of the date of the adoption of a resolution by the Board of Directors or such Restricted Subsidiary authorizing such Restricted Payment; and (c) a distribution to holders of the Company’s Equity Interests of (i) shares of Capital Stock or other Equity Interests of any Restricted Subsidiary or (ii) other assets of the Company, without, in either case, the receipt of equivalent consideration therefor shall be regarded as the equivalent of a cash dividend equal to the excess of the Fair Market Value of the Equity Interests or other assets being so distributed at the time of such distribution over the consideration, if any, received therefor.

(m) Limitations on Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distribution to the Company or the Restricted Subsidiaries on its Equity Interests, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its Property or assets to the Company or any other Restricted Subsidiary, except (A) consensual encumbrances or restrictions contained in or created pursuant to the Amended Credit Agreement and Existing Indebtedness, (B) consensual encumbrances or restrictions in this Agreement, the Notes, the Guarantees and the Collateral Documents, (C) any restriction, with respect to a Restricted Subsidiary that is not a Subsidiary of the Company on the Closing Date, in existence at the time such entity becomes a Restricted Subsidiary; provided that such encumbrance or restriction is not created in anticipation of or in connection with such entity becoming a Subsidiary of the Company and is not applicable to any Person or the properties or assets of any Person other than a Person that becomes a Subsidiary, (D) any encumbrances or restrictions pursuant to an agreement effecting a refinancing of Indebtedness referred to in clause (A), (B) or (C) of this Section 5(m) or contained in any amendment to any agreement creating such Indebtedness, provided that the encumbrances and restrictions contained in any such refinancing or amendment are not more restrictive taken as a whole (as determined in good faith by the chief financial officer of the Company) than those provided for in such Indebtedness being refinanced or amended, (E) encumbrances or restrictions contained in any other Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to Section 5(n) hereof, provided that any such encumbrances or restrictions are not more restrictive taken as a whole (as determined in good faith by the chief financial officer of the Company) than the most restrictive of those provided for in the Indebtedness referred to in clause (A), (B) or (C) of this Section 5(m), (F) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease, (G) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary in compliance with this Agreement pending the closing of such sale or disposition, provided that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary that are being sold, or (H) any encumbrance or restriction due to applicable law.

(n) Limitations on Indebtedness. The Company shall not, and shall not permit the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable with respect to or become responsible for the payment of, contingently or otherwise (“incur”), any Indebtedness (including any Acquired Indebtedness); provided, however, that the Company or a Guarantor may incur Indebtedness if, at the time of such incurrence and after giving pro forma effect thereto, the Company’s Interest Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, calculated on a pro forma basis as if such Indebtedness was incurred on the first day of such four full fiscal quarter period, would be at least 2.0 to 1.0.

Notwithstanding the foregoing, the limitations of this Section 5(n) shall not prevent the Company from incurring Permitted Indebtedness.

(o) Limitations on Asset Sales.

(1) The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Sale (other than to the Company or a Guarantor (other than a Foreign Subsidiary of the Company) that is party to the Collateral Documents) unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and (a) in the case of an Asset Sale with respect to assets or Property that do not constitute Collateral, at least 75% of the consideration received by the Company or such Restricted Subsidiary from such Asset Sale is in the form of cash or Cash Equivalents or (b) in the case of an Asset Sale with respect to assets or Property that constitute Collateral, (1) at least 75% of the consideration received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Specified Collateral Assets that become subject to a first priority perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, in the manner provided in the Collateral Documents, or any combination thereof and (2) no more than 25% of the consideration received is in the form of Qualified Consideration that becomes subject, upon receipt by the Company or such Restricted Subsidiary and assignment and delivery to the Collateral Agent, to a first priority perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, in the manner provided in the Collateral Documents, and (ii) the Net Proceeds received by the Company or such Restricted Subsidiary from such Asset Sale are applied in accordance with the following paragraphs; provided, that for purposes of this Section 5(o) and any other covenant that requires compliance with this Section 5(o), the Company shall cause any Designated Unrestricted Subsidiary that consummates an Asset Sale to comply with this Section 5(o) and this Agreement as though such Designated Unrestricted Subsidiary was a Restricted Subsidiary for purposes of this clause (1) of this Section 5(o). For purposes of this Section 5(o), “cash” will be deemed to include any Indebtedness of the Company or any Restricted Subsidiary that is assumed by the transferee of such assets in any Asset Sale pursuant to a customary novation agreement that releases the Company and the Restricted Subsidiaries from further liability.

(2) In the event of an Asset Sale permitted by clause (1) with respect to assets or Property that do not constitute Collateral, if all or a portion of the Net Proceeds of such Asset Sale are not required to be applied to repay permanently any Senior Indebtedness of the Company then outstanding as required by the terms thereof, or the Company determines not to apply such Net Proceeds to the permanent prepayment of any Senior Indebtedness outstanding or if no such Senior Indebtedness is then outstanding, then the Company may within 365 days of the Asset Sale, invest the Net Proceeds in the Company or one or more Restricted Subsidiaries. The amount of such Net Proceeds neither used to permanently repay or prepay Senior Indebtedness nor used or invested as set forth in this clause (2) constitutes “Non-Collateral Excess Proceeds.”

(3) When the aggregate amount of Non-Collateral Excess Proceeds from one or more of such Asset Sales equals $10,000,000 or more, the Company shall apply 100% of such Non-Collateral Excess Proceeds within 365 days subsequent to the consummation of such Asset Sale that resulted in the Non-Collateral Excess Proceeds equaling $10,000,000 or more to the prepayment of Loans tendered to the Company for prepayment at a price (the “Non-Collateral Asset Sale Price”) equal to the Prepayment Price for such Loans then in effect, plus accrued interest, if any, and any other amounts due, if any, to the date of prepayment pursuant to an offer to prepay made by the Company (a “Non-Collateral Asset Sale Offer”) with respect to the Loans. Any Non-Collateral Asset Sale Offer may include a pro rata offer under similar circumstances to purchase other Senior Indebtedness requiring a similar offer. Any Non-Collateral Asset Sale Offer shall be made substantially in accordance with the procedures described under Section 9(j) hereof. Until such time as the Net Proceeds from any Asset Sale with respect to assets or Property that do not constitute Collateral are applied in accordance with this Section 5(o), such Net Proceeds shall be segregated from the other assets of the Company and the Subsidiaries and invested in cash or Cash Equivalents, except that the Company or any Restricted Subsidiary may use any Net Proceeds pending the utilization thereof in the manner (and within the time period) described above, to repay revolving loans (under the Amended Credit Agreement or otherwise) without a permanent reduction of the commitment thereunder.

(4) The Company shall cause a notice of any Non-Collateral Asset Sale Offer to be mailed to the Agent and the Lenders at their registered addresses not less than 20 days before the prepayment date. Such notice shall contain all instructions and materials necessary to enable Lenders to tender their Loans to the Company. Upon receiving notice of a Non-Collateral Asset Sale Offer, Lenders may elect to tender their

Loans in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent that Lenders properly tender Loans in an amount exceeding the Non-Collateral Asset Sale Offer, Loans of tendering Lenders will, subject to Section 9(i) hereof, be prepaid on a pro rata basis (based on amounts tendered). To the extent that Lenders properly tender Loans in an amount less than the Non-Collateral Asset Sale Offer, any Non-Collateral Excess Proceeds remaining after the completion of the prepayment of such tendered Loans may be used by the Company for any purpose not otherwise prohibited by this Agreement or the Collateral Documents. Upon completion of the prepayment of all the Loans tendered pursuant to a Non-Collateral Asset Sale Offer (if any), the amount of Non-Collateral Excess Proceeds, if any, shall be reset at zero.

(5) In the event of an Asset Sale permitted by clause (1) of this Section 5(o) with respect to assets or Property that constitute Collateral, upon consummation of any such Asset Sale the Company will apply, or cause the applicable Restricted Subsidiary to apply, the Net Proceeds relating to such Asset Sale within 365 days of such Asset Sale to make an investment in Specified Collateral Assets of the Company or one or more Guarantors; provided, that the Company or a Guarantor, as the case may be, shall own such Specified Collateral Assets, and shall, subject only to Permitted Liens, cause such assets to be subject to a first priority perfected Lien under the Collateral Documents. The amount of such Net Proceeds not used or invested as set forth in this clause (5) constitutes “Collateral Excess Proceeds.”

(6) When the aggregate amount of Collateral Excess Proceeds from one or more of such Asset Sales with respect to assets or Property that constitute Collateral equals $3,000,000 or more, the Company shall apply 100% of such Collateral Excess Proceeds within 365 days subsequent to the consummation of such Asset Sale that resulted in the Collateral Excess Proceeds equaling $3,000,000 or more to the prepayment of Loans tendered to the Company for prepayment at a price (the “Collateral Asset Sale Price”) equal to the Prepayment Price for such Loans then in effect, plus accrued interest, if any, and any other amounts due, if any, to the date of prepayment pursuant to an offer to prepay made by the Company (a “Collateral Asset Sale Offer”) with respect to the Loans. Any Collateral Asset Sale Offer shall be made substantially in accordance with the procedures described under Section 9(j) hereof.

(7) Until such time as the Net Proceeds from any such Asset Sale from assets or Property that constitute Collateral are applied in accordance with this Section 5(o), whether before or after the 365 day period referred to in the preceding paragraphs, such Net Proceeds (together with any investment in cash or Cash Equivalents therefrom) shall be segregated from the other assets of the Company or any of its Subsidiaries and shall be held in the Collateral Account.

(8) The Company shall cause a notice of any Collateral Asset Sale Offer to be mailed to the Agent and the Lenders at their registered addresses not less than 20 days before the prepayment date. Such notice shall contain all instructions and materials necessary to enable Lenders to tender their Loans to the Company. Upon receiving notice of a Collateral Asset Sale Offer, Lenders may elect to tender their Loans in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent that Lenders properly tender Loans in an amount exceeding the Collateral Asset Sale Offer, Loans of tendering Lenders shall, subject to Section 9(i) hereof, be prepaid on a pro rata basis (based on amounts tendered). To the extent that Lenders properly tender Loans in an amount less than the Collateral Asset Sale Offer, any Collateral Excess Proceeds remaining after the completion of the prepayment of such tendered Loans may be used by the Company for any purpose not otherwise prohibited by this Agreement or the Collateral Documents. Upon completion of the prepayment of all the Loans tendered pursuant to a Collateral Asset Sale Offer (if any), the amount of Collateral Excess Proceeds, if any, shall be reset at zero.

(9) In the event the Company is required to make a Non-Collateral Asset Sale Offer or a Collateral Asset Sale Offer (an “Asset Sale Offer”) at a time when the Company is prohibited from making such an Asset Sale Offer, the Company shall, on or prior to the date that the Company is required to make an Asset Sale Offer, (i) seek the consent of its lenders to prepay Loans pursuant to such an Asset Sale Offer or (ii) refinance the Indebtedness that prohibits such Asset Sale Offer; provided, however, that the failure to make or consummate such Asset Sale Offer as provided herein shall constitute an Event of Default.

(10) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, create or permit to exist or become effective any consensual restriction (other than restrictions not more restrictive taken as a whole (as determined in good faith by the chief financial officer of the Company) than those in effect under (i) Existing Indebtedness and (ii) Indebtedness under the Amended Credit Agreement) that would materially impair the ability of the Company to comply with the provisions of this Section 5(o).

(11) Notwithstanding anything herein to the contrary, neither the Company nor any Restricted Subsidiary shall be permitted to make an investment in any Specified Collateral Assets in accordance with the foregoing paragraphs of this Section 5(o), unless the conditions set forth in Section 5.12(e) of the Security Agreements shall have been satisfied.

(p) Limitations on Sale and Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (i) at the time of the occurrence of such transaction and after giving effect to such transaction and (x) in the case of a Sale and Leaseback Transaction that is a Capitalized Lease Obligation, giving effect to the Indebtedness in respect thereof, and (y) in the case of any other Sale and Leaseback Transaction, giving effect to the Attributable Indebtedness in respect thereof, the Company or such Restricted Subsidiary could incur $1.00 of additional Indebtedness pursuant to the covenant described in the initial paragraph under Section 5(n) hereof, (ii) at the time of the occurrence of such transaction, the Company or such Restricted Subsidiary could incur Indebtedness secured by a Lien on Property in a principal amount equal to or exceeding the Attributable Indebtedness in respect of such Sale and Leaseback Transaction pursuant to Section 5(r) hereof, and (iii) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 5(o) hereof.

(q) Limitations on Transactions With Affiliates.

(1) The Company and the Restricted Subsidiaries shall not, directly or indirectly, enter into any transaction or series of related transactions with or for the benefit of any of their respective Affiliates other than with, between or among the Company and any Restricted Subsidiaries, except on an arm’s-length basis and if (x) (i) in the case of any such transaction in which the aggregate remuneration, rental value or other consideration (including the value of a loan), together with the aggregate remuneration, rental value or other consideration (including the value of a loan) of all such other transactions consummated in the year during which such transaction is proposed to be consummated, exceeds $2,000,000, the Company delivers board resolutions to the Agent evidencing that the Board of Directors and the Independent Directors that are disinterested each have (by a majority vote) determined in good faith that such transaction is in the best interests of the Company and that the aggregate remuneration, rental value or other consideration (including the value of any loan) inuring to the benefit of such Affiliate from any such transaction is not greater than that which would be charged to or extended by the Company or its Subsidiaries, as the case may be, on an arm’s-length basis for similar properties, assets, rights, goods or services by or to a Person not affiliated with the Company or its Subsidiaries, as the case may be, and (ii) in the case of any such transaction in which the aggregate remuneration, rental value or other consideration (including the value of any loan), together with the aggregate remuneration, rental value or other consideration (including the value of any loan) of all such other transactions consummated in the year during which such transactions are proposed to be consummated, exceeds $10,000,000, in addition to the requirements set forth in clause (x)(i) above, the Company delivers to the Agent an opinion evidencing that a nationally recognized investment banking firm, unaffiliated with the Company and the Affiliate that is party to such transaction, has determined that the aggregate remuneration, rental value or other consideration (including the value of a loan) inuring to the benefit of such Affiliate from any such transaction is not greater than that which would be charged to or extended by the Company or its Subsidiaries, as the case may be, on an arm’s-length basis for similar properties, assets, rights, goods or services by or to a Person not affiliated with the Company or its Subsidiaries, as the case may be, and (y) all such transactions referred to in clauses (x)(i) and (ii) of this Section 5(q) are entered into in good faith. Any transaction required to be approved by Independent Directors pursuant to the preceding paragraph must be approved by at least one such Independent Director.

(2) The provisions of the preceding paragraph do not prohibit (i) any Restricted Payment permitted to be paid pursuant to the provisions of Section 5(l) hereof, except any such Restricted Payments that would not be permitted under Section 5(l) hereof if subclause (3)(v) of the first paragraph thereof were deleted, (ii) any Permitted Investment (other than as contained in clauses (ix) and (xi) of such definition), (iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business consistent with past practices, not to exceed $1,000,000 aggregate principal amount outstanding at any time, (v) the payment of fees and compensation to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Subsidiaries, as determined by the Board of Directors in good faith and as paid or provided pursuant to agreements or arrangements entered into in the ordinary course of business and (vi) transactions between or among the Company and its Wholly-Owned Restricted Subsidiaries and transactions among the Company’s Wholly-Owned Restricted Subsidiaries.

(r) Limitations on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of their respective assets or properties now owned or acquired after the Closing Date, or any income or profits therefrom, excluding, however, from the operation of the foregoing any of the following:

(1) Liens on Collateral created under this Agreement and the Collateral Documents securing the Loans and the Guarantees;

(2) Liens, other than Liens on Collateral, existing as of the Closing Date or pursuant to an agreement in existence on the Closing Date, including the Amended Credit Agreement;

(3) Permitted Liens;

(4) Liens on assets or properties of the Company, or on assets or properties of Restricted Subsidiaries, other than Liens on Collateral, to secure the payment of all or a part of the purchase price of assets or Property acquired or constructed after the Closing Date; provided, however, that (i) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the original cost or purchase price of the assets or Property so acquired or constructed, (ii) the Indebtedness secured by such Liens is otherwise permitted to be incurred hereunder and (iii) such Liens shall not encumber any assets or Property of the Company or any Restricted Subsidiary other than the assets or Property acquired (plus improvements, accessions, additions, repairs, and replacements in respect thereof) and the Indebtedness secured by the Lien shall not be created more than 120 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(5) Liens, other than Liens on Collateral, on the assets or Property acquired by the Company or any Restricted Subsidiary after the Closing Date; provided, however, that (i) such Liens existed on the date such asset or Property was acquired and were not incurred as a result of or in anticipation of such acquisition and (ii) such Liens shall not extend to or cover any Property or assets of the Company or any Restricted Subsidiary other than the Property or assets so acquired (plus improvements, accessions, additions, repairs, and replacements in respect thereof);

(6) Liens, other than Liens on Collateral, securing Indebtedness which is incurred to refinance, refund, extend, defer or renew Indebtedness which has been secured by a Lien permitted under this Agreement and which is permitted to be refinanced, refunded, extended, deferred, or renewed under this Agreement; provided, however, that such Liens shall not extend to or cover any Property or assets of the Company or any Restricted Subsidiary other than the Property or assets (plus improvements, accessions, additions, repairs, and replacements in respect thereof) securing the Indebtedness so refinanced, refunded, extended, deferred, or renewed;

(7) Liens, other than Liens on Collateral, on assets or Property of the Company or any Restricted Subsidiary that is subject to a Sale and Leaseback Transaction, provided, that the aggregate principal amount of Attributable Indebtedness in respect of all Sale and Leaseback Transactions then outstanding shall not at the time such a Lien is incurred exceed $5,000,000;

(8) Liens, other than Liens on Collateral, on Property or shares of Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in contemplation of the acquisition thereof by the Company or a Subsidiary; provided, further, that such Liens shall not extend to any other Property owned by the Company or a Restricted Subsidiary;

(9) Liens, other than Liens on Collateral, securing Indebtedness of a Restricted Subsidiary owing to the Company or a Wholly-Owned Restricted Subsidiary;

(10) Liens, other than Liens on Collateral, on assets or Property (and the proceeds thereof) of the Company or any Restricted Subsidiary securing the obligations incurred under clause (e) of the definition of “Permitted Indebtedness” in Section 12 hereof;

(11) Liens on assets or properties (and the proceeds thereof) of Restricted Subsidiaries that are Foreign Subsidiaries securing the obligations incurred under clause (f) of the definition of “Permitted Indebtedness” in Section 12 hereof;

(12) Liens, other than Liens on Collateral, securing Indebtedness in respect of Hedging Obligations permitted to be incurred pursuant to the provisions of the definition of “Permitted Indebtedness” in Section 12 hereof;

(13) Liens on shares of Capital Stock or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; and

(14) other Liens, other than Liens on Collateral, incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to Indebtedness or other obligations of the Company or any of the Restricted Subsidiaries that do not exceed at any one time outstanding $10,000,000 in the aggregate.

(s) Corporate Existence. Subject to Section 5(gg) hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence and the corporate or other existence of each of the Restricted Subsidiaries, in accordance with their respective organizational documents (as the same may be amended from time to time) and (ii) its (and the Restricted Subsidiaries) rights (charter and statutory), licenses and franchises; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate or other existence of any Restricted Subsidiary, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Lenders.

(t) Change of Control.

(1) In the event of a Change of Control (the date of such occurrence being the “Change of Control Date”), the Company shall notify the Agent and the Lenders in writing of such occurrence and shall make an irrevocable offer (the “Change of Control Offer”) to prepay on a Business Day (the “Change of Control Payment Date”) not later than 60 days following the Change of Control Date, all Loans then outstanding at a prepayment price (the “Change of Control Prepayment Price”) equal to the greater of (i) 101% of the principal amount thereof and (ii) the Prepayment Price then in effect, in each case plus accrued and unpaid interest, if any, to the Change of Control Payment Date.

(2) Notice of a Change of Control Offer shall be mailed by the Company to the Agent and the Lenders at their registered addresses not less than 30 days nor more than 60 days before the Change of Control Payment Date. The Change of Control Offer shall remain open for at least 20 Business Days and until 5:00 p.m., New York City time, on the Business Day immediately preceding the Change of Control Payment Date. Substantially simultaneously with mailing of the notice, the Company shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York. The notice shall contain all instructions and materials necessary to enable Lenders to tender (in whole or in part in a principal amount equal to $1,000 or a whole multiple thereof) their Loans pursuant to the Change of Control Offer.

(3) The notice, which governs the terms of the Change of Control Offer, shall state:

(i) that the Change of Control Offer is being made pursuant to this Section 5(t) and that all Loans (or portions thereof) tendered will be accepted for payment;

(ii) the Change of Control Prepayment Price and the Change of Control Payment Date;

(iii) that any Loans not surrendered or accepted for payment shall continue to accrue interest in accordance with this Agreement;

(iv) that, unless the Company defaults in the payment of the Change of Control Prepayment Price, any Loans accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(v) that any Lender electing to have a Loan prepaid (in whole or in part) pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Lender to Elect Prepayment” on the reverse of the Note completed, to the Company at the address specified in the notice at least five Business Days before the Change of Control Payment Date;

(vi) that any Lender shall be entitled to withdraw its election if the Company receives, not later than three (3) Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Loan the Lender delivered for purchase, the certificate number of the Note and a statement that such Lender is withdrawing his or her election to have such Loan prepaid;

(vii) that Lenders whose Loans are prepaid only in part shall be issued new Notes equal in principal amount to the unprepaid portion of the Loans, which unprepaid portion must be equal to $1,000 principal amount or an integral multiple thereof;

(viii) the instructions that Lenders must follow in order to tender their Loans; and

(ix) the circumstances and relevant facts regarding such Change of Control (including but not limited to information with respect to pro forma financial information after giving effect to such Change of Control, and information regarding the Persons acquiring control).

(4) On the Change of Control Payment Date, the Company shall:

(i) accept for payment the Loans, or portions thereof, surrendered and properly tendered and not withdrawn, pursuant to the Change of Control Offer; and

(ii) pay the Change of Control Prepayment Price of all the Loans, or portions thereof, so accepted.

The Company shall promptly mail to such Lenders a new Note equal in principal amount to the unpurchased portion of the Note surrendered.

(5) In the event a Change of Control occurs at a time when the Company is prohibited from prepaying Loans, the Company shall, within thirty (30) days following a Change of Control (i) seek the consent of its lenders to the prepayment of the Loans or (ii) refinance the Indebtedness that prohibits such prepayment; provided, however, that the failure to make or consummate the Change of Control Offer shall constitute an Event of Default.

(6) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, create or permit to exist or become effective any restriction (other than restrictions not more restrictive taken as a whole (as determined in good faith by the chief financial officer of the Company) than those in effect under Existing Indebtedness and Indebtedness under the Amended Credit Agreement) that would materially impair the ability of the Company to make a Change of Control Offer to prepay the Loans or, if such Change of Control Offer is made, to pay for the Loans tendered for prepayment.

(u) Maintenance of Properties. The Company shall, and shall cause the Restricted Subsidiaries to, maintain their respective properties and assets in normal working order and condition as on the Closing Date (reasonable wear and tear excepted) and make all repairs, renewals, replacements, additions, betterments and improvements thereto, as shall be reasonably necessary for the proper conduct of the business of the Company and the Restricted Subsidiaries taken as a whole, provided that nothing herein shall prevent the Company or any of the Restricted Subsidiaries from discontinuing any maintenance of any such properties if such discontinuance is desirable in the conduct of the business of the Company and the Restricted Subsidiaries taken as a whole.

(v) Maintenance of Insurance. The Company shall, and shall cause the Restricted Subsidiaries to, maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is customarily carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Company and the Restricted Subsidiaries operate (which may include self-insurance in comparable form to that maintained by such responsible companies).

(w) Events of Loss.

(1) Within 365 days after any Event of Loss with respect to any Collateral with a Fair Market Value (or replacement cost, if greater) in excess of $500,000, the Company or the affected Restricted Subsidiary, as the case may be, may apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Property affected by such Event of Loss (the “Subject Property”) with no concurrent obligation to offer to prepay any Loans; provided, however, that the Company delivers to the Agent within 90 days of such Event of Loss:

(i) a written opinion from a reputable contractor that the Subject Property can be rebuilt, repaired, replaced or constructed in, and operating in, substantially the same condition as it existed prior to the Event of Loss within 12 months of the Event of Loss; and

(ii) an Officers’ Certificate certifying that the Company has available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (i) above.

(2) Any rebuilt, repaired, replaced, constructed or improved Property shall remain Collateral and shall remain subject to a first priority perfected Lien under the Collateral Documents. Any Net Loss Proceeds from an Event of Loss with respect to Collateral shall be segregated from the other assets of the Company or any of its Subsidiaries and shall be held in the Collateral Account. Any Net Loss Proceeds that are not reinvested, or not permitted to be reinvested, as provided in the first sentence of this Section 5(w) shall be deemed “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds exceeds $3,000,000, the Company shall make an offer (an “Event of Loss Offer”) to all Lenders to prepay the maximum principal amount of Loans that may be prepaid out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer (the “Event of Loss Price”) shall be equal to 100% of the principal amount of, plus accrued and unpaid interest and any other amounts due, if any, on the Loans to the date of purchase, and shall be payable in cash. Any Event of Loss Offer shall be made substantially in accordance with the procedures set forth in Section 9(j) hereof. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Company may use such Excess Loss Proceeds for any purpose not otherwise prohibited by this Agreement and the Collateral Documents. If the aggregate principal amount of Loans tendered pursuant to an Event of Loss Offer exceeds the Excess Loss Proceeds, the Company will, subject to Section 9(i) hereof, select the Loans to be prepaid on a pro rata basis based on the principal amount of Loans tendered. Upon completion of any such Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset at zero.

(3) In the event of an Event of Loss with respect to any Collateral pursuant to clause (iii) of the definition of “Event of Loss” with respect to any Property or assets that have a Fair Market Value (or replacement cost, if greater) in excess of $500,000, the Company or the affected Restricted Subsidiary, as the case may be, shall be required to receive consideration at least equal to the Fair Market Value of the Property or assets subject to the Event of Loss.

(4) Notwithstanding anything herein to the contrary, neither the Company nor any Restricted Subsidiary affected by an Event of Loss with respect to any Collateral shall be permitted to reinvest Net Loss Proceeds in the rebuilding, repair, replacement, or construction of improvements to the Subject Property in accordance with the foregoing paragraphs of this Section 5(w), unless the conditions set forth in Section 5.12(e) of each of the Security Agreements shall have been satisfied.

(x) [Intentionally Omitted]

(y) Subsidiary Guarantees.

(1) If (i) any Domestic Subsidiary of the Company becomes a Restricted Subsidiary after the Closing Date, (ii) the Company or any Restricted Subsidiary acquires, constructs or owns any Specified Collateral Assets after the Closing Date that are required to become Collateral under this Agreement or the Collateral Documents, (iii) any Domestic Subsidiary of the Company that has a value equal to or greater than 5% of the Company’s total assets determined on a consolidated basis as of the time of determination directly or indirectly guarantees any Senior Indebtedness of the Company, or (iv) any Foreign Subsidiary of the Company which has a value equal to or greater than 5% of the Company’s total assets determined on a consolidated basis as of the time of determination and is not a Guarantor (x) directly or indirectly guarantees any Senior Indebtedness of the Company or (y) causes more than two-thirds of its Capital Stock to be pledged to secure any Senior Indebtedness of the Company, the Company shall cause such Subsidiary or Subsidiaries to execute and deliver to the Agent a written instrument in form and substance reasonably satisfactory to the Agent pursuant to which such Subsidiary or Subsidiaries shall (a) unconditionally guarantee, in accordance with Section 13 hereof, all of the Company’s obligations under this Agreement, the Notes and the other Operative Documents on the same terms as the other Guarantors, which Guarantee shall rank pari passu with any Senior Indebtedness of such Subsidiary and (b) unless such Subsidiary is already party to the Collateral Documents, grant or cause such Subsidiary or Subsidiaries to grant to the Collateral Agent for the ratable benefit of the Secured Parties a first priority Lien in all of the Specified Collateral Assets of such Subsidiary of the Company in the manner provided in the Collateral Documents to secure the Obligations on the same basis as the Guarantees of the other Guarantors and deliver an Opinion of Independent Counsel (which opinion need not address the priority of Liens) with respect to such grant and the due authorization, execution, delivery and enforceability of such Guarantee (subject, in each case, to customary exceptions) within 10 Business Days of the obligation to make such grant. The Company may, at its option, cause any Subsidiary of the Company that is a Foreign Subsidiary to execute and deliver to the Agent a written instrument in form and substance reasonably satisfactory to the Agent pursuant to which such Foreign Subsidiary shall unconditionally guarantee, in accordance with Section 13 hereof, all of the Company’s obligations under this Agreement, the Notes and the other Operative Documents on the same terms as the other Guarantors.

(2) Each guarantee created pursuant to the provisions described in the foregoing paragraph is referred to as a “Guarantee” and the issuer of each such Guarantee is referred to as a “Guarantor.” Notwithstanding the foregoing, upon (i) any sale, exchange, transfer or other disposition (by way of merger, consolidation or otherwise), to any Person (provided, that if such Person is a Guarantor, the Guarantee of such Person shall not also be released and discharged) of (x) all of the Equity Interests of any Guarantor owned by the Company and any Restricted Subsidiaries, or all or substantially all of the assets of any Guarantor or (y) an amount of Equity Interests that results in any Guarantor no longer being a Guarantor that is a Subsidiary of the Company, which, in each case, is in compliance with this Agreement, or (ii) the designation by the Company of any Guarantor to be an Unrestricted Subsidiary in accordance with this Agreement, or (iii) the release of the guarantee or other obligation of any Guarantor (other than a Guarantor whose assets or properties constitute Collateral) with respect to any other Senior Indebtedness of the Company which guarantee was the sole cause of such Guarantor’s guarantee of the Company’s obligations under this Agreement and the Notes in accordance with clause (iii) or (iv) of paragraph (a) of this Section 5(y), such Guarantor will be automatically and unconditionally released and discharged from all of its obligations under its Guarantee and the Collateral Documents, including any Lien on its assets under this Agreement or the Collateral Documents; provided that the release of any Guarantor that is a party to the Collateral Documents from its obligations under its Guarantee and the Collateral Documents pursuant to the foregoing clause (i) of this clause (2) of this Section 5(y) shall be deemed an Asset Sale of Collateral equal in value to the Fair Market Value of the Collateral owned by such Guarantor immediately prior to such release, and the Company and the Guarantor shall comply with the provisions of Section 5(o) hereof as though the Collateral held by such Guarantor were sold in such Asset Sale.

(z) Limitations on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company (i) shall not, and shall not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly-Owned Restricted Subsidiary), unless such transfer, conveyance, sale, lease or other disposition (A) is of all of the Capital Stock of such Restricted Subsidiary held by the Company and any other Restricted Subsidiary, (B) constitutes an Asset Sale or a Permitted Investment, and (C) in the case of an Asset Sale, the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant in Section 5(o) hereof, and (ii) shall not permit any Restricted Subsidiary to issue any of its Capital Stock (other than directors’ qualifying shares or shares to be held by foreign nationals, in each case to the extent mandated by applicable law) to any Person other than the Company or a Wholly-Owned Restricted Subsidiary.

(aa) Further Assurances. The Company shall, and shall cause each of the Restricted Subsidiaries to, execute and deliver such additional instruments, certificates, agreements or documents, and take all such actions as may be reasonably required from time to time in order to:

(i) carry out more effectively the purposes of the Collateral Documents;

(ii) create, grant, perfect and maintain the validity, effectiveness, perfection and priority of any of the Collateral Documents and the Liens created, or intended to be created, thereby; and

(iii) ensure the protection and enforcement of any of the rights granted or intended to be granted to the Agent, the Collateral Agent or the Lenders under any other instrument executed in connection therewith.

Upon the exercise by the Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy under this Agreement or any of the Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, the Company shall, and shall cause each of the Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that may be required from the Company or any of the Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(bb) Priority. The Company and the Guarantors shall cause the Loans and the Guarantees thereon to be secured on or prior to the Closing Date by perfected first priority liens (except as provided in this Agreement and the Collateral Documents) on the Collateral to the extent and in the manner provided for in this Agreement and the Collateral Documents.

(cc) Use of Proceeds. The Company and the Guarantors will apply the net proceeds from the issuance of the Loans as set forth in Section 1(d) above.

(dd) Additional Collateral. In addition to the Collateral existing as of June 29, 2005, the Company and the Obligors have used or will use not less than an aggregate of US $18 million to purchase or manufacture Equipment (including Equipment purchased in accordance with Section 1(d)(ii) above) between June 30, 2005 and December 31, 2006, which Equipment will be, or became, at the time of such purchase(s) or manufacture, Collateral subject to a first priority security interest granted to the Collateral Agent for the benefit of the Secured Parties, of which no more than US $8 million may be manufactured by the Company and its Subsidiaries.

(ee) Minimum EBITDA. The Company’s EBITDA for fiscal year 2006 and any subsequent fiscal year shall not be less than US$ 55.0 million.

(ff) Negative Pledges. Neither the Company nor any Guarantor shall, in connection with the incurrence of any Indebtedness, enter into any agreement that would impose any limitation on such Person’s ability to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, a first or second priority lien on any Equipment now owned or hereafter acquired by the Company or any Guarantor, except for limitations:

(1) existing on the date hereof;

(2) imposed in connection with the incurrence of Indebtedness by the Company or any Restricted Subsidiary secured by Liens permitted by this Agreement; and

(3) imposed in connection with the incurrence of Indebtedness in an amount not to exceed $3,000,000 outstanding at any time;

provided that in the case of subsection (3) above, the Fair Market Value of the assets and Property subject to such limitations does not exceed the aggregate principal amount of the Indebtedness in respect of which such limitations are granted.

(gg) Consolidation, Merger, Conveyance, Transfer or Lease.

(1) The Company shall not consolidate with or merge into, or sell, assign, convey, lease or transfer all or substantially all of its assets and those of its Subsidiaries taken as a whole to, any Person, unless

(i) the resulting, surviving or transferee Person expressly assumes all the obligations of the Company under the Notes, this Agreement and the Collateral Documents and promptly executes such amendments, supplements or other instruments, and causes the same to be filed in such jurisdictions as may be required by applicable law, to preserve and protect the Liens on the Collateral owned by or transferred to the surviving entity, together with such financing statements, consents, agreements and other documents as may be required to perfect any security interests in such Collateral which may be perfected under applicable law;

(ii) such Person shall be organized and existing under the laws of the United States of America, a state thereof or the District of Columbia;

(iii) at the time of the occurrence of such transaction and after giving effect to such transaction on a pro forma basis, such Person could incur $1.00 of additional Indebtedness pursuant to the covenant described in the initial paragraph under Section 5(n) hereof (assuming a market rate of interest with respect to such additional Indebtedness);

(iv) at the time of the occurrence of such transaction and after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of such Person shall be equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

(v) each Guarantor, to the extent applicable, shall confirm in writing in form and substance reasonably satisfactory to the Agent that its Guarantee shall apply to such Person’s obligations under the Notes and shall take any and all such other action as required to preserve and protect the Lien on the Collateral securing the obligations under this Agreement, its Guarantee and the Collateral Documents, including executing, delivering and filing such financing statements, consents, agreements and other documents as may be required to perfect any security interests in such Collateral which may perfected under applicable law; and

(vi) immediately before and immediately after giving effect to such transaction and treating any Indebtedness that becomes an obligation of the Company or any of its Subsidiaries or of such Person as a result of such transaction as having been incurred by the Company or such Subsidiary or such Person, as the case may be, at the time of such transaction, no Default or Event of Default shall have occurred and be continuing.

The Company shall deliver to the Agent prior to the consummation of the proposed transaction an Officers’ Certificate to the foregoing effect and an Opinion of Counsel, covering clauses (i), (ii), (v) and (vi) above, stating that the proposed transaction complies with this Agreement. The Agent shall be entitled to conclusively rely upon such Officers’ Certificate and Opinion of Counsel.

(2) No Guarantor shall, and the Company shall not permit a Guarantor to, in a single transaction or series of related transactions merge or consolidate with or into any other corporation or other entity (other than the Company or any other Guarantor), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any entity (other than the Company or any other Guarantor) unless at the time and giving effect thereto:

(i) either (1) such Guarantor shall be the continuing corporation or entity or (2) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity that acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Guarantor shall be a corporation or entity duly organized and validly existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, any state thereof or the District of Columbia or under the laws of any jurisdiction within the European Union and expressly assumes by a written instrument, executed and delivered to the Agent, in a form reasonably satisfactory to the Agent, all the obligations of such Guarantor under this Agreement, the Notes, the Guarantee provided by such Guarantor and the Collateral Documents and executes such amendments, supplements or other instruments and cause the same to be filed in such jurisdictions as may be required by applicable law, to preserve and protect the Liens on the Collateral owned by or transferred to the surviving entity, together with such financing statements, consents, agreements and other documents as may be required to perfect any security interests in such Collateral which may be perfected under applicable law; and

(ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Such Guarantor shall deliver to the Agent prior to the consummation of the proposed transaction, in form and substance reasonably satisfactory to the Agent, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such written instrument, if required, comply with this Agreement. The Agent shall be entitled to conclusively rely upon such Officers’ Certificate and Opinion of Counsel.

The provisions of this Section 5(gg)(2) shall not apply to any transaction (including any Asset Sale made in accordance with Section 5(n) hereof) with respect to any Guarantor if the Guarantee of such Guarantor is released in connection with such transaction in accordance with Section 5(y)(2) hereof.

(3) Upon any consolidation or merger, or any sale, assignment, conveyance, transfer or disposition of all or substantially all of the properties and assets of the Company or any Guarantor in accordance with this Section 5(gg), the successor Person formed by such consolidation or into which the Company or such Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, under this Agreement, the Notes, such Guarantee and/or the Collateral Documents, as the case may be, with the same effect as if such successor had been named as the Company or such Guarantor, as the case may be, herein, in the Notes, in such Guarantee and/or in the Collateral Documents, as the case may be. When a successor assumes all the obligations of its predecessor under this Agreement, the Notes, a Guarantee or the Collateral Documents, as the case may be, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Loans, the Notes or a Guarantee, as the case may be.

(hh) Brokers’ and Advisors’ Fees. There are no fees payable to the Company’s investment advisors and investment bankers with respect to the preferred stock issuance consummated on October 27, 2005 and the transactions contemplated hereby (or any unconsummated predecessor financing to this financing in which the Agent was involved or which involved a proposed amendment to the Secured Indenture) other than those set forth on Schedule 2(nn) hereto, which amounts include all amounts previously paid as retainers to such advisors and bankers.

6. Remedies.

(a) Events of Default. An “Event of Default” shall occur if:

(1) there shall be a default in the payment of interest on any Loan when the same becomes due and payable and the Default continues for a period of thirty (30) days;

(2) there shall be a default in the payment of the principal of, or premium with respect to, any Loan when the same becomes due and payable, at maturity, upon prepayment (upon the satisfaction of any conditions thereto as set forth in the applicable notice of prepayment), in connection with a Change of Control, an Asset Sale, an Event of Loss or otherwise (including any failure to prepay the Loans tendered pursuant to a Change of Control Offer, an Asset Sale Offer or an Event of Loss Offer in accordance with the terms of this Agreement);

(3) the Company or any Guarantor fails to observe or perform any covenant, condition or agreement on the part of the Company or such Guarantor to be observed or performed pursuant to Section 5(gg) hereof;

(4) any representation or warranty made in writing by or on behalf of the Company or any Guarantor or by any officer of the Company or any Guarantor in this Agreement or any other Operative Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made (or, in respect of any representation or warranty qualified as to materiality or “Material Adverse Effect,” proves to have been false or incorrect on the date as of which made);

(5) the Company or any Guarantor fails to observe or perform any other covenant, condition or agreement in this Agreement, the Notes or the Collateral Documents and such failure continues for 30 days from the earlier of (i) an Officer of the Company or any Guarantor obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any Lender or the Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (5) of Section 6(a);

(6) the Company denies or disaffirms in writing its obligations under this Agreement or the Notes;

(7) a Guarantor denies or disaffirms in writing its obligations under its Guarantee, or any Guarantee for any reason ceases to be, or is asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by this Agreement and any such Guarantee;

(8) the Company or any of the Restricted Subsidiaries denies or disaffirms in writing its obligations under any Collateral Document, or any Collateral Document for any reason ceases to be, or is asserted in writing by any Restricted Subsidiary or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by this Agreement and any such Collateral Document; or the Collateral Agent shall not have or shall cease to have a valid and perfected first priority Lien in any Collateral (or, in the case of the Lien on the Tranche B Collateral securing the Tranche A Loans, a valid and perfected second priority Lien) purported to be covered by the Collateral Documents;

(9) a default occurs under any Indebtedness of the Company or any of its Subsidiaries (other than the Loans or the Guarantees), whether such Indebtedness now exists or is created after the Closing Date if either (A) such default results from the failure to pay the final scheduled principal installment in respect of any such Indebtedness on the Stated Maturity thereof (after giving effect to any applicable grace period) or (B) as a result of such default, the maturity of such Indebtedness has been accelerated prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of all other Indebtedness with respect to which the principal amount remains unpaid at its final maturity (after giving effect to any applicable grace period) or the maturity of which has been so accelerated, aggregates $7,500,000 or more;

(10) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of the Restricted Subsidiaries and such judgment or judgments remain undischarged, unbonded or unstayed for a period of sixty (60) days, provided that the aggregate of all such judgments (other than any judgment as to which and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) exceeds $7,500,000;

(11) the Company, any Guarantor or any other Restricted Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case in which it is a debtor,

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its Property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) admits in writing its inability to pay debts as the same become due; or

(12) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, any Guarantor or any other Restricted Subsidiary in an involuntary case in which it is a debtor,

(ii) appoints a Custodian of the Company, any Guarantor or any other Restricted Subsidiary or for all or substantially all of their Property,

(iii) orders the liquidation of the Company, any Guarantor or any other Restricted Subsidiary,

and the order or decree remains unstayed and in effect for sixty (60) days.

The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

The failure to make any payment on the Loans when due shall, after the expiration date of any applicable grace period, constitute an Event of Default under this Agreement.

(b) Remedies. If an Event of Default (other than an Event of Default specified in clauses (11) and (12) of Section 6(a) hereof) occurs and is continuing, the Agent by notice to the Company, or the Required Lenders by written notice to the Company and the Agent, may declare the unpaid principal of all the Loans, plus (x) any accrued and unpaid interest thereon and (y) the prepayment premium applicable to the Loans if the Loans were to be prepaid as of such date pursuant to Section 9 hereof, to be due and payable and exercise any remedies available under the Collateral Documents in accordance with the terms thereof. Upon such declaration the principal, prepayment premium and interest shall be due and payable immediately. If an Event of Default specified in clause (11) or (12) of Section 6(a) hereof occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Agent or any Lender. The Required Lenders by written notice to the Agent may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if:

(1) the Company has paid or deposited with the Agent a sum sufficient to pay

(i) all sums paid or advanced by the Agent under this Agreement and the reasonable compensation, expenses, disbursements and advances of the Agent and Collateral Agent, their agents and counsel,

(ii) all overdue interest on all Loans,

(iii) the principal of and premium, if any, on any Loans which have become due otherwise than by such declaration of acceleration and interest thereon at a rate borne by the Loans, and

(iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Loans; and

(2) all Events of Default, other than the non-payment of principal of the Loans which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6(d) hereof. No such rescission shall affect any subsequent Default or impair any right consequent thereon provided in Section 6(d) hereof.

If the Obligations are accelerated in accordance with Section 6(b) of this Agreement for any reason, including, without limitation, because of default, sale, transfer or encumbrance (including that by operation of law or otherwise), the Prepayment Premium will also be due and payable as though said indebtedness was voluntarily prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Company agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement or the Notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE COMPANY EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW WHICH PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees that: (A) the Prepayment Premium provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Company giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the Prepayment Premium to the Lenders as herein described is a material inducement to the Lenders to make the Loans.

(c) Other Remedies. If an Event of Default occurs and is continuing, the Agent may, and at the direction of the Required Lenders shall, pursue any available remedy (under this Agreement, the Collateral Documents or otherwise) to collect the payment of principal, premium, if any, or interest on the Loans or to enforce the performance of any provision of the Loans, this Agreement, the Notes, the Guarantees or the Collateral Documents.

The Agent may maintain a proceeding even if it does not possess any of the Loans or does not produce any of them in the proceeding. A delay or omission by the Agent or any Lender in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.

No right or remedy herein conferred upon or reserved to the Agent or to the Lenders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

(d) Waiver of Past Defaults. The Required Lenders, by notice to the Agent, may waive an existing Default or Event of Default and its consequences, except a continuing Default or Event of Default in the payment of the principal of or interest on any Loan held by a non-consenting Lender. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(e) Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Loans have become or have been declared immediately due and payable under Section 6(b), any Lender may proceed to protect and enforce the rights of such Lender by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, in any Note or in any other Operative Document (including, without limitation, the Guarantees), or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

(f) Waiver of Stay, Extension or Usury Laws. The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other law wherever enacted, now or at any time hereafter in force, which would prohibit or forgive the Company or any Guarantor from paying all or any portion of the principal of, premium, if any, or interest on the Loans contemplated herein or in the Notes or which may affect the covenants or the performance of this Agreement; and the Company and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Agent, but shall suffer and permit the execution of every such power as though no such law had been enacted.

(g) Application of Proceeds. After any acceleration of the Obligations as provided for in Section 6(b) (including any acceleration resulting from the occurrence of an Event of

Default specified clause (11) or (12) of Section 6(a) hereof), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting indemnities, expenses and other amounts (other than principal and interest, but including charges and disbursements of counsel to the Agent and amounts payable under Section 7) payable to the Agent and Collateral Agent in their respective capacities as such;

Second, to payment of that portion of the Obligations constituting indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of, and any premium on, the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Applicable Law.

7. Expenses.

(a) Transaction Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company and the Guarantors jointly and severally agree to pay promptly (i) all the actual and reasonable out-of-pocket costs and expenses of negotiation, preparation and execution of the Operative Documents and any consents, amendments, waivers or other modifications thereto (whether or not any such amendments, waivers or consents become effective); (ii) all the costs of furnishing all opinions by counsel for the Company and its Subsidiaries (including any opinions requested by the Collateral Agent, Agent or the Lenders as to any legal matters arising hereunder) and of the Company and each Subsidiary’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Operative Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to the Agent in connection with the negotiation, preparation, execution and administration of the Operative Documents and any consents, amendments, waivers or other modifications thereto (whether or not any such amendments, waivers or consents become effective) and any other documents or matters requested by the Company or any Subsidiary; (iv) all the actual costs and reasonable expenses of creating, perfecting establishing or maintaining Liens in favor of the Collateral Agent on behalf of the Secured Parties pursuant to any Collateral Document, including filing and recording fees, expenses

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and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to the Collateral Agent and of counsel providing any opinions that the Collateral Agent or the Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by the Collateral Agent or its counsel) of obtaining and reviewing any environmental audits or reports; (vi) the costs incurred by the Collateral Agent in connection with the custody or preservation of any of the Collateral; (vii) all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Collateral Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from the Company or any Guarantor hereunder or under the other Operative Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Guarantee or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement and the other Operative Documents in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; and (vii) all costs and expenses, in an amount not to exceed $20,000 per calendar year, incurred by the Lenders in obtaining periodic appraisals and market valuations of the Notes from time to time as required or otherwise desirable (as determined by the applicable Lender in its sole discretion) pursuant to any Contractual Obligation of a Lender. The Company and the Guarantors will pay, and will save each Lender harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by a Lender or the Agent).

(b) Survival. The obligations of the Company and the Guarantors under this Section 7 will survive the payment or transfer of any Loan, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Operative Document, and the termination of this Agreement.

8. Conditions of the Lenders’ Obligations. The obligation of the each of the Lenders to purchase and pay for the Notes shall, in its sole discretion, be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties; Performance; No Default. The representations and warranties of the Company and the Guarantors contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date; the representations and warranties of the Company and the Guarantors contained in the Collateral Documents shall be true and correct as of the Closing Date; the Company and the Guarantors shall have performed all covenants and agreements and satisfied all of the conditions on their part to be performed or satisfied under this Agreement and under the Collateral Documents at or prior to the Closing Date; and immediately prior to and after giving effect to the funding of the Loans (and the application of the proceeds thereof in accordance with Sections 1(d) and 5(cc), no default or event of default under any Operative Document shall have occurred and be continuing.

(b) No Injunction. The incurrence of the Loans by the Company hereunder shall not be enjoined (temporarily or permanently) on the Closing Date.

(c) [Intentionally Omitted]

(d) [Intentionally Omitted]

(e) Officers’ Certificate. The Lenders shall have received on the Closing Date a certificate of the Company dated the Closing Date and signed by its chief executive officer and by its chief financial officer, to the effect set forth in clauses (a) and (b) above.

(f) Guarantors’ Officer’s Certificates. The Lenders shall have received on the Closing Date a certificate from each Guarantor, dated the Closing Date and signed by an executive officer of such Guarantor, to the effect that the representations and warranties of such Guarantor contained in this Agreement are true and correct as of the Closing Date, that the representations and warranties of such Guarantor contained in the Collateral Documents are true and correct as of the Closing Date and that such Guarantor has performed all covenants and agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder and under the Collateral Documents at or prior to the Closing Date.

(g) [Intentionally Omitted]

(h) Documentation. The Lenders shall have been furnished with such documents, letters, schedules, opinions, certificates, instruments and other information as they may reasonably request relating to the issuance of the Loans, the creation, perfection, priority and maintenance of the Liens imposed by the Collateral Documents and the business, corporate, legal and financial affairs of the Company and its Subsidiaries.

(i) Opinion of Company’s Counsel. Duane Morris LLP, counsel to the Company and the Guarantors, shall have furnished to the Lenders its written opinion, dated the Closing Date, substantially in the form attached hereto as Exhibit B.

(j) [Intentionally Omitted]

(k) Opinion of Corporate Counsel. Caroline J. Williamson, Vice President and Corporate Counsel to the Company, shall have furnished to the Lenders her written opinion dated the Closing Date, substantially in the form attached hereto as Exhibit C.

(l) Solvency Certificate. The Lenders shall have received on the Closing Date a certificate of the chief financial officer of the Company, dated the Closing Date, in the form attached hereto as Exhibit D (a “Solvency Certificate”) (i) to the effect that the Company and the Restricted Subsidiaries shall be Solvent upon the consummation of the transactions contemplated herein and in the other Operative Documents; and (ii) containing such other statements with respect to the solvency of the Company and its Subsidiaries and matters related thereto as the Lenders shall request.

(m) Material Adverse Effect. Except as disclosed in the interim financial statements of the Company for 2005 previously delivered to the Lenders, no event, claim or circumstance shall have occurred since December 31, 2004 that has had or could reasonably be expected to have a Material Adverse Effect.

(n) [Intentionally Omitted]

(o) Intercreditor Agreement. The Intercreditor Agreement shall have been duly executed by each of the parties thereto and shall have been delivered to the Agent and shall be in form and substance satisfactory to the Agent and shall be in full force and effect on the Closing Date.

(p) Security Agreements. The Security Agreements shall have been duly executed by the Company and the Guarantors party thereto and shall have been delivered to the Collateral Agent and shall be in form and substance satisfactory to the Agent and in full force and effect on the Closing Date.

(q) Real Property Collateral. Each of the following documents, which shall be in form and substance satisfactory to the Lenders and their counsel, shall have been delivered to the Lenders in respect of that portion of the Collateral consisting of real property:

(i) the Mortgages, duly executed and delivered in recordable form by the respective Obligors that own the properties identified in Schedule 1(b) hereto that are subject to the Lien of a Mortgage;

(ii) a lenders fee policy of title insurance or a binding marked commitment to issue such policy from one or more title companies with respect to each of the real property interests to be covered by the Mortgages;

(iii) the following opinions of counsel with respect to the Mortgages identified in Schedule 1(b):

(1) with respect to real property of one of the Guarantors hereto located in Metuchen, New Jersey and West Chicago, Illinois, an opinion of Duane Morris LLP;

(2) with respect to real property of one of the Guarantors hereto located in Shreveport, Louisiana, an opinion of Deutsch, Kerrigan & Stiles, L.L.P.;

(3) with respect to real property of one of the Guarantors hereto located in Higginsville, Missouri, an opinion of Shook, Hardy & Bacon L.L.P.;

(4) with respect to real property of one of the Guarantors hereto located in Mt. Sterling, Ohio, an opinion of Hemmer Pangburn DeFrank PLLC; and

(5) with respect to real property of certain of the Guarantors hereto located in El Campo, Saginaw, and Fort Worth, Texas, an opinion of Winstead Sechrest & Minick;

(iv) such other approvals or documents as the Lenders shall have reasonably requested in order to perfect the Liens created pursuant to the Mortgages and to preserve the validity thereof; and

(v) flood certificates in form and substance reasonably satisfactory to the Agent with respect to each of the properties identified on Schedule 1(b) hereto that are subject to the Lien of a Mortgage.

In addition, the Company shall have paid to the respective title companies (x) all expenses of such title companies in connection with the issuance of such policies and (y) an amount equal to the recording and stamp taxes payable in connection with recording the Mortgages in the appropriate county land office(s).

(r) UCC Financing Statements; Perfection. The Lenders shall have received evidence in form and substance satisfactory to the Lenders that all Uniform Commercial Code financing statements (appropriately completed and naming the Company and each Obligor as debtors and the Collateral Agent as the secured party) and such other instruments or documents filed or to be filed under the Uniform Commercial Code (including without limitation any amendments or terminations thereto) of the applicable jurisdiction as may be necessary or, in the reasonable opinion of the Lenders, desirable to perfect the security interests created thereunder, have been executed and delivered to the Lenders in form suitable for filing. In addition, the Company and each Obligor shall have taken such other action (including providing evidence that the Collateral Agent shall have “control” (within the meaning of Section 8-106 and Section 9-104 of the Uniform Commercial Code, as the case may be) of the collateral account included in the Collateral) as the Lenders shall have requested in order to perfect the Liens created therein pursuant to the Security Agreements and to preserve the validity thereof.

(s) Fixture Filings. Fixture filings and any amendments or terminations thereto as may be necessary, in form and substance satisfactory to the Lenders and its counsel, shall have been executed and delivered to the Lenders in form suitable for filing in each jurisdiction that the Lenders may reasonably designate.

(t) Lien Releases. The Lenders shall have received release agreements in form and substance satisfactory to the Lenders, together with all appropriately completed copies of Uniform Commercial Code termination statements, fixture filing termination statements, and a satisfaction or release for each existing mortgage, deed of trust or security agreement necessary to release all Liens (other than Permitted Liens), if any, of any Person in any Collateral previously granted to any Person.

(u) Landlord Waivers. The Lenders shall have received the Landlord Waivers, in form and substance reasonably satisfactory to the Lenders, duly executed and delivered by the respective parties thereto.

(v) Perfection Certificate. The Lenders shall have received perfection certificates duly executed and delivered by the Company in the form attached to the Security Agreements.

(w) Lien Searches. The Lenders shall have received copies of Uniform Commercial Code financing statements and fixture filings search results, dated a date reasonably satisfactory to the Lenders, listing all effective financing statements and fixture filings which name the Company or any Guarantor (under its present name or any previous names or under any trade names or assumed names) as the debtor, together with copies of such financing statements and fixture filings.

(x) Insurance. The Lenders shall have received certificates of insurance in form and substance satisfactory to the Lenders, in each case evidencing the existence of all insurance required to be maintained by the Company and the Guarantors pursuant to Section 5(v) hereof and each applicable Collateral Document and, if applicable, the designation of the Collateral Agent as an additional insured and loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder.

(y) Opinions, etc. The Collateral Agent shall have received (with a copy for the Lenders) on the Closing Date in form and substance reasonably satisfactory to the Lenders such other approvals, opinions, certificates or documents as the Lenders or the Collateral Agent may reasonably request.

(z) Fees and Expenses. The Company shall have paid all costs, fees and expenses (including, without limitation, legal fees and expenses) payable by the Company or any Guarantor through the Closing Date pursuant to Section 7 hereof.

(aa) [Intentionally Omitted]

(bb) Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Applicable Law, necessary or desirable in connection with the execution, delivery or performance (including, without limitation, the payment of interest on the Loans) by the Company and the Guarantors, or enforcement against the Company and each of the Guarantors of the Operative Documents to which it is a party including, without limitation, all federal, state and local regulatory filings, consents and approvals necessary or desirable in connection therewith, shall have been obtained and be in full force and effect, and the Agent shall have been furnished with appropriate evidence thereof (including, with respect to all federal, state and local regulatory filings, consents and approvals, opinions in form and substance satisfactory to the Lenders, dated as of the Closing Date, from outside counsel for the Company reasonably satisfactory to the Lenders covering the foregoing), and all waiting periods related thereto shall have lapsed or expired without extension or the imposition of any conditions or restrictions.

(cc) Notes. The Company shall have executed and delivered the Notes to the Lenders.

(dd) Secretary’s Certificates; Good Standing. The Lenders shall have received the following from or with respect to the Company and each Guarantor:

(i) A certificate, dated the Closing Date and signed by the secretary or similar officer of the Company or such Guarantor, as applicable, certifying (x) that the attached copies of the Organizational Documents of the Company or such Guarantor, as applicable, and resolutions of the Governing Body of the Company or such Guarantor, as applicable, approving and authorizing the execution, delivery and performance of the Operative Documents to which it is a party and the transactions contemplated hereby and thereby are all true, complete and correct and remain unamended and in full force and effect as of the Closing Date, and (ii) the incumbency and specimen signature of each officer of the Company or such Guarantor, as applicable, executing any Operative Documents on the Closing Date to which it is a party or any other document delivered in connection herewith and therewith on behalf of the Company or such Guarantor, as applicable;

(ii) A copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which the Company or such Guarantor, as applicable, is organized, dated reasonably near the Closing Date, listing the Organizational Documents of the Company or such Guarantor, as applicable, and each amendment thereto on file in such office and certifying that (i) such amendments are the only amendments to the Company’s or such Guarantor’s Organizational Documents on file in such office, (ii) the Company or such Guarantor, as applicable, has paid all franchise taxes due and payable on or prior to the date of such certificate and (iii) the Company or such Guarantor is duly organized and in good standing under the laws of such jurisdiction; and

(iii) A copy of a certificate of the Secretary of State or other applicable Governmental Authority of each jurisdiction in which the Company or such Guarantor, as applicable, is required to be qualified as a foreign entity, dated reasonably near the Closing Date, stating that the Company or such Guarantor, as applicable, is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate.

(ee) Indebtedness. The Secured Indenture and all other agreements, indentures or instruments evidencing the Indebtedness set forth on Schedule 1(d) shall have been extinguished and all security interests related thereto shall have been released, and evidence of such extinguishment and release shall have been delivered to the Agent in form and substance reasonably satisfactory to the Agent.

(ff) Brokers’ and Advisors’ Fees. There shall be no fees payable to the Company’s investment advisors and investment bankers with respect to the preferred stock issuance consummated on October 27, 2005 and the transactions contemplated hereby (or any unconsummated predecessor financing to this financing in which the Agent was involved or which involved a proposed amendment to the Secured Indenture) other than those set forth on Schedule 2(nn) hereto, which amounts include all amounts previously paid as retainers to such advisors and bankers.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Lenders.

9. Prepayment.

(a) Rights of Prepayment.

The Loans shall be prepayable at the option of the Company, in whole or in part from time to time, on not less than 10 Business Days’ prior notice, mailed by first-class mail to the Agent’s and the Lenders’ registered addresses, in cash, at the following prepayment prices (expressed as percentages of the principal amount), if prepaid in the period commencing on the Closing Date (in 2005) and ending on November 30, 2006 and, thereafter, in the 12-month period commencing on December 1 in each other year indicated below, in each case plus accrued and unpaid interest to the Prepayment Date:

Year	Prepayment
2005[1]	102.000%
2006	101.000%
2007 and thereafter	100.000%

[1]	Indicates period commencing on the Closing Date and ending on November 30, 2006.

Any such prepayment and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent. The Loans will not be subject to, or entitled to the benefits of, any sinking fund.

Loans may be prepaid as set forth in Sections 5(o), 5(t), 5(w) and 9(j) hereof at the prepayment prices set forth therein. Any prepayment pursuant to this Section 9(a) shall be made pursuant to the provisions of Sections 9(b) through (i) hereof.

(b) Applicability of Section.

Prepayment of Loans at the election of the Company or otherwise, as permitted or required by any provision of this Agreement, shall be made in accordance with such provision and this Section 9.

(c) Election to Prepay; Notice to Agent.

The election of the Company to prepay any Loans pursuant to Section 9(a) hereof shall be evidenced by a Company Order and an Officers’ Certificate. In case of any prepayment at the election of the Company, the Company shall, not less than 10 Business Days prior to the Prepayment Date fixed by the Company (unless a shorter notice period shall be satisfactory to the Agent), notify the Agent and the Lenders in writing of such Prepayment Date, the Prepayment Price and of the principal amount of Loans to be prepaid.

(d) Selection of Loans to Be Prepaid.

If less than all the Loans are to be prepaid, the particular Loans or portions hereof to be prepaid shall, subject to Section 9(i) hereof, be selected by the Company from the Outstanding Loans not previously called for prepayment on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Loans in denominations of $1,000, or integral multiples thereof, shall be purchased).

For all purposes of this Agreement, unless the context otherwise requires, all provisions relating to prepayment of Loans shall relate, in the case of any Loan prepaid or to be prepaid only in part, to the portion of the principal amount of such Loan which has been or is to be prepaid.

(e) Notice of Prepayment.

Notice of prepayment shall be given by the Company by first-class mail, postage prepaid, mailed not less than 10 Business Days prior to the Prepayment Date, to each Lender of Loans to be prepaid, at such Lender’s address appearing in the Loan Register. In connection with a prepayment pursuant to Section 9(a) hereof, such notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

All notices of prepayment shall state:

(1) the Prepayment Date;

(2) the Prepayment Price;

(3) if less than all Outstanding Loans are to be prepaid, the identification of the particular Loans to be prepaid;

(4) in the case of a Loan to be prepaid in part, the principal amount of such Loan to be prepaid and that after the Prepayment Date upon surrender of the Note evidencing such Loan, new Note or Notes in the aggregate principal amount equal to the unprepaid portion thereof will be issued;

(5) that Notes evidencing Loans called for prepayment must be surrendered to the Company to collect the Prepayment Price;

(6) that on the Prepayment Date and, if applicable, upon the satisfaction of any conditions to such prepayment set forth in such notice of prepayment, the Prepayment Price will become due and payable upon each such Loan or portion thereof, and that (unless the Company shall default in payment of the Prepayment Price) interest thereon shall cease to accrue on and after said date;

(7) the place or places where such Loans are to be surrendered for payment of the Prepayment Price; and

(8) the paragraph of the Loans and/or Section of this Agreement pursuant to which the Loans called for prepayment are being prepaid.

In addition, if such prepayment is subject to satisfaction of one or more conditions precedent, such notice of prepayment shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Prepayment Date may be delayed until such time as any or all such conditions shall be satisfied, or such prepayment may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Prepayment Date as stated in such notice, or by the Prepayment Date as so delayed.

The notice if mailed in the manner herein provided shall be conclusively presumed to have been given, whether or not the Lender receives such notice. In any case, failure to mail such notice, or any defect in any notice so mailed, to any particular Lender of any Loan designated for prepayment as a whole or in part shall not affect the validity of the proceedings for the prepayment of any other Loan.

(f) [Intentionally Omitted]

(g) Loans Payable on Prepayment Date.

Notice of prepayment having been given as aforesaid, the Loans so to be prepaid shall, on the Prepayment Date and, if applicable, upon satisfaction of any conditions to such prepayment set forth in such notice of prepayment, become due and payable at the Prepayment Price therein specified and from and after such date (unless the Company shall default in the payment of the Prepayment Price and accrued interest) such Loans shall cease to bear interest. Upon surrender of a Note evidencing any such Loan for prepayment in accordance with said notice, such Loan shall be paid by the Company at the Prepayment Price together with accrued interest to the Prepayment Date.

If any Loan called for prepayment shall not be so paid upon surrender thereof for prepayment, the principal and premium, if any, shall, until paid, bear interest from the Prepayment Date at the rate borne by such Loan.

(h) Loans Prepaid or Purchased in Part.

Any Note evidencing a Loan which is to be prepaid or purchased only in part shall be surrendered to the Company, and the Company shall execute and deliver to the Lender owning such Loan without service charge, a new Note or Notes, of any authorized denomination as requested by such Lender in aggregate principal amount equal to, and in exchange for, the unprepaid portion of the principal of the Loan that is not prepaid or purchased.

(i) Application of Prepayments. Any prepayments pursuant to this Section 9 or any offers to prepay Loans by the Company pursuant to Sections 5(o), 5(t), 5(w) and/or 9(j) shall be applied on a pro rata basis among Lenders; provided that any such prepayment shall be applied first to repay outstanding Tranche B Loans pro rata among the holders thereof to the full extent thereof and second to repay outstanding Tranche A Loans pro rata among the holders thereof to the full extent thereof.

(j) Asset Sale Offers and Event of Loss Offers.

In the event that the Company shall commence an offer pursuant to (i) Section 5(o) hereof in the case of an Asset Sale Offer or (ii) Section 5(w) hereof in the case of an Event of Loss Offer, it shall follow the procedures specified below.

The Asset Sale Offer or Event of Loss Offer, as applicable, shall remain open for twenty (20) days after the date on which such offer is commenced (the “Commencement Date”) except to the extent required to be extended pursuant to applicable law (as so extended, the “Asset Sale Offer Period”). No later than one Business Day after the termination of the Asset Sale Offer Period (the “Asset Sale Prepayment Date”), the Company shall prepay the principal amount (the “Asset Sale Offer Amount”) of Loans required pursuant to Section 5(o) or Section 5(w) hereof, as applicable, to be prepaid in such Asset Sale Offer or Event of Loss Offer, as applicable, or, if less than the Asset Sale Offer Amount has been tendered, all Loans tendered in response to the Asset Sale Offer or Event of Loss Offer, as applicable.

On any Commencement Date, the Company shall send or cause to be sent, by first class mail, a notice to each of the Lenders, with a copy to the Agent. Such notice, which shall govern the terms of the Asset Sale Offer or Event of Loss Offer, as applicable, shall contain all instructions and materials necessary to enable the Lenders to tender Notes evidencing Loans pursuant to the Asset Sale Offer or Event of Loss Offer, as applicable, and shall state:

(1) that the offer is (x) a Collateral Asset Sale Offer or a Non-Collateral Sale Offer being made pursuant to Section 5(o) hereof and this Section 9(j) or (y) an Event of Loss Offering being made pursuant to Section 5(w) hereof and this Section 9(j), and, in either case, the length of time such offer shall remain open;

(2) the Asset Sale Offer Amount, the Asset Sale Prepayment Price and the Asset Sale Prepayment Date;

(3) that any Loan not tendered or accepted for payment shall continue to accrue interest in accordance with this Agreement;

(4) that, unless the Company defaults in the payment of the Asset Sale Prepayment Price or Event of Loss Price, as applicable, all Loans accepted for payment pursuant to the Asset Sale Offer or Event of Loss Offer, as applicable ,shall cease to accrue interest after the Asset Sale Prepayment Date;

(5) that Lenders electing to have Loans prepaid pursuant to any Asset Sale Offer or Event of Loss Offer, as applicable, shall be required to surrender the Note evidencing the Loan being prepaid, with the form entitled “Option of Lender to Elect Prepayment” on the reverse of the Note completed, to the Company at the address specified in the notice prior to the close of business on the Business Day preceding the Asset Sale Prepayment Date;

(6) that Lenders shall be entitled to withdraw their election if the Company receives not later than the close of business on the Business Day preceding the termination of the Asset Sale Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Note the Lender delivered for prepayment, the certificate number on the Note and a statement that such Lender is withdrawing its election to have the Loan prepaid;

(7) that, if the aggregate principal amount of Loans surrendered by Lenders exceeds the Asset Sale Offer Amount, the Company shall, subject to Section 9(i) hereof, select the Loans to be prepaid on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Loans in denominations of $1,000, or integral multiples thereof, shall be prepaid); and

(8) that Lenders whose Loans are prepaid only in part shall be issued new Notes equal in principal amount to the unprepaid portion of the Loans surrendered, which unprepaid portion must be equal to $1,000 principal amount or an integral multiple thereof.

On the Asset Sale Prepayment Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, an aggregate principal amount equal to the Asset Sale Offer Amount of Loans tendered pursuant to the Asset Sale Offer or Event of Loss Offer, as applicable, or if less than the Asset Sale Offer Amount has been tendered, all Loans or portions thereof tendered, and (ii) deliver to the Agent an Officers’ Certificate stating that such Loans or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 9(j). On the Asset Sale Prepayment Date, the Company shall deliver to each tendering Lender an amount in cash equal to the Asset Sale Prepayment Price or Event of Loss Price, as applicable, with respect to the Loans tendered by such Lender and accepted by the Company for prepayment, including in each case accrued interest to and including the Asset Sale Prepayment Date, and the Company shall promptly issue a new Note or Notes to such Lender, equal in principal amount to any unprepaid portion of such Lender’s Loans surrendered. Any Note evidencing a Loan not accepted in the Asset Sale Offer or Event of Loss Offer, as applicable, shall be promptly mailed or delivered by the Company to the Lender thereof.

The Asset Sale Offer or Event of Loss Offer, as applicable, shall be made by the Company in compliance with all applicable laws, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act, any other tender offer rules under the Exchange Act and all other applicable federal and state securities laws.

Other than as specifically provided in this Section 9(j), each prepayment pursuant to this Section 9(j) shall be made pursuant to the provisions of Sections 9(a) through 9(i) hereof.

10. [Intentionally Omitted]

11. Indemnification and Contribution.

(a) The Company and each Guarantor will jointly and severally indemnify and hold harmless each Lender, the Agent, the Collateral Agent, each person who controls a Lender within the meaning of the Act or the Exchange Act and each of such Person’s Subsidiaries and each of their respective directors, officers, employees, principals, members, agents, advisors and partners (any and all of whom are referred to as the “Indemnified Party”) from and against any and all losses, claims, damages, and liabilities, whether joint or several (including all legal fees or other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any pending or threatened third party claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject, under any Applicable Law or otherwise, whenever arising or occurring and caused by or arising out of, or allegedly caused by or arising out of, (i) this Agreement, any other Operative Document or any transaction contemplated hereby or thereby (including, without limitation, any failure to make the Loans other than by reason of a breach of this Agreement by the Indemnified Party), (ii) any enforcement of any of the Operative Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Guarantee, or (iii) any Environmental Law, Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any of its Subsidiaries or any of their respective predecessors and Affiliates; provided, however, that the Company shall have no obligation to indemnify an Indemnified Party from or against any loss, claim, damage, liability or expense to the extent that the same resulted from the gross negligence or willful misconduct of such Indemnified Party as determined by a court of competent jurisdiction in a final, non-appealable decision.

(b) Promptly after receipt by an Indemnified Party of notice of any claim, action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified Party will notify the Company of such claim or the commencement of such action or proceeding, provided that the failure of an Indemnified Party to give notice as provided herein shall not relieve the Company or any Guarantor of its obligations under this Section 11 with respect to such Indemnified Party, except to the extent that the Company or such Guarantor is actually prejudiced by such failure. The Company will assume the defense of such claim, action or proceeding and will employ counsel satisfactory to the Indemnified Party and the Company and the Guarantors will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party will be entitled, at the expense of the Company and the Guarantors, to employ counsel separate from counsel for the Company and for any other party in such action if the Indemnified Party reasonably determines upon advice of counsel that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable.

(c) THE INDEMNIFICATION PROVISIONS IN THIS SECTION 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

(d) If the indemnification provided for in this Section 11 shall for any reason be unavailable to or insufficient to hold harmless an Indemnified Party under Section 11(a) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then the Company and each Guarantor shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability, or action in respect thereof:

(i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Lenders, the Agent or the Collateral Agent, as applicable, on the other from making of the Loans, or

(ii) if the allocation provided by clause 11(d)(i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 11(d)(i), but also the relative fault of the Company and the Guarantors on the one hand and the Lenders, the Agent or the Collateral Agent, as applicable, on the other with respect to the acts or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations.

The relative benefits received by the Company and the Guarantors on the one hand and the Lenders on the other with respect to the making of the Loans shall be deemed to be in the same proportion as the total net proceeds from the Loans issued under this Agreement (before deducting expenses) received by the Company and the Guarantors, on the one hand, and the discount received by the Lenders with respect to the Loans made under this Agreement, on the other hand, bear to $95,000,000. The relative fault shall be determined by reference to the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such act or omission. The Company, the Guarantors, the Agent, the Collateral Agent and the Lenders agree that it would not be just and equitable if the amount of contributions pursuant to this Section 11(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein.

12. Definitions. As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Act” shall mean the Securities Act of 1933, as amended.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness of any other Person (the “Acquired Person”) existing at the time the Acquired Person merges with or into, or becomes a Subsidiary of, such specified Person, including Indebtedness incurred in connection with, or in contemplation of, the Acquired Person merging with or into, or becoming a Subsidiary of, such specified Person, or is existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidates with a Restricted Subsidiary.

“Affiliate” means, with respect to any party, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such party including any estate or trust under will of such party. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 5% or more of the voting securities of a Person shall be deemed to be control.

“Agent” shall have the meaning given thereto in the first paragraph hereof.

“Agreement” shall mean this Credit Agreement.

“Amended Credit Agreement” shall have the meaning given thereto in Section 1(d) hereof.

“Applicable Law” means all laws, rules and regulations applicable to a Person, its Property or a transaction, as the case may be, including all applicable common law principles and all provisions of all applicable United States federal, state, local and foreign constitutions, treatises, codes, statutes, rules, regulations, orders and ordinances of any Governmental Authority; and writs, orders, judgments, injunctions and decrees of all courts and arbitrators.

“April 2004 Closing” shall mean the issuance of notes under the Secured Indenture on April 27, 2004.

“Asset Sale” means, with respect to the Company or any Restricted Subsidiary, the sale, lease, conveyance, transfer or other disposition (including, without limitation, by way of merger or consolidation, and whether by operation of law or otherwise) to any Person other than the Company or a Wholly-Owned Restricted Subsidiary of any of the Company’s or such Restricted Subsidiary’s assets (including, without limitation, (x) any sale or other disposition of Equity Interests of any Restricted Subsidiary and (y) any sale or other disposition of any non-cash consideration received by the Company or such Restricted Subsidiary from any prior transaction or series of related transactions that constituted an Asset Sale pursuant to the provisions of Section 5(o) hereof), whether owned on the Closing Date or subsequently acquired, in one transaction or a series of related transactions; provided, however, that the following shall not constitute Asset Sales: (i) transactions (other than transactions described in clause (y) above) in any calendar year with aggregate cash and/or Fair Market Value of any other consideration received (including, without limitation, the unconditional assumption of Indebtedness) of less than $1,000,000; (ii) a transaction or series of related transactions that results in a Change of Control; (iii) any sale of assets of the Company and the Restricted Subsidiaries or merger permitted under Section 5(gg) hereof; (iv) any sale or other disposition of inventory, Property (whether real, personal or mixed) or equipment that has become worn out, obsolete or damaged or otherwise unsuitable or no longer needed for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be; provided, that in the case of Property with an aggregate Fair Market Value of $500,000 or more, any determination that such Property has become worn out, obsolete or damaged or otherwise unsuitable or no longer needed must be made by the Board of Directors in good faith; (v) any sale of inventory to customers in the ordinary and customary course of business; (vi) any disposition of properties or assets of the Company or any Restricted Subsidiary permitted pursuant to the provisions of Section 5(l) hereof; and (vii) any Permitted Investment or the sale or other disposition thereof; provided that any Designated Unrestricted Subsidiary Asset Sale shall constitute an Asset Sale; provided, further that any release of

Guarantees or Collateral pursuant to the proviso contained in clause (2) of Section 5(y) hereof shall constitute an Asset Sale; provided, further that, notwithstanding the foregoing, any sale, lease, conveyance, transfer or other disposition of Collateral by the Company or any Restricted Subsidiary (other than to the Company or a Guarantor (other than a Foreign Subsidiary of the Company) that is party to the Collateral Documents) shall constitute an Asset Sale; provided, further, however, that a transaction involving the sale, lease, conveyance, transfer or other disposition of Collateral described in the foregoing clause (i) of this definition of Asset Sale (but replacing $1,000,000 with $750,000 (with any unused amounts in any calendar year carried forward to the next calendar year or years)) shall be excluded from the foregoing proviso and shall not constitute an Asset Sale so long as (1) the aggregate Fair Market Value of the Collateral subject to such transactions does not exceed $750,000 in any calendar year (with any unused amounts carried forward to the next calendar year or years) and $3,750,000 in the aggregate and (2) the Company delivers to the Collateral Agent, concurrently with such transaction, an Officer’s Certificate stating that the Fair Market Value of the sum of (a) all Collateral subject to such transaction and released from the Lien of the Collateral Documents and (b) all Collateral previously released from the Lien of the Collateral Documents in reliance on this proviso, is not greater than the Fair Market Value of all Property and assets added by the Company and the Guarantors to the Collateral since the Closing Date.

“Asset Sale Offer” has the meaning given thereto in Section 5(o)(9) hereof.

“Asset Sale Offer Amount” has the meaning given thereto in Section 9(j) hereof.

“Asset Sale Offer Period” has the meaning given thereto in Section 9(j) hereof.

“Asset Sale Prepayment Date” has the meaning given thereto in Section 9(j) hereof.

“Asset Sale Prepayment Price” means the Collateral Asset Sale Price or the Non-Collateral Asset Sale Price, as applicable.

“Assignee” has the meaning given thereto in Section 16(b)(i) hereof.

“Assignment Agreement” means an Assignment Agreement in substantially the form attached hereto as Exhibit E.

“Attributable Indebtedness” means, with respect to any Sale and Leaseback Transaction, as at the time of determination, the greater of (i) the Fair Market Value of the Property subject to such transaction and (ii) the present value (discounted at a rate equivalent to the Company’s then current weighted average cost of funds for borrowed money, compounded on a semi-annual basis) of the total net obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended). As used in the preceding sentence, the “total net obligations of the lessee for rental payments” under any lease for any such period means the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of a penalty, such net amount of rent also includes the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Bankruptcy Law” means chapter 11 of Title 11 of the United States Code, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Borrowing Base” means, as of any date, an amount equal to the sum of (a) 85% of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries which are Domestic Subsidiaries as of such date, and (b) 60% of the net book value of the inventory owned by the Company and the Restricted Subsidiaries which are Domestic Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company may utilize the most recent available quarterly or annual financial report for purposes of calculating the Borrowing Base.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

“Capital Stock” means, with respect to any Person, any common stock, preferred stock and any other capital stock of such Person and shares, interests, participations or other ownership interest (however designated), of any Person and any rights (other than debt securities convertible into, or exchangeable for, capital stock), warrants or options to purchase any of the foregoing, including (without limitation) each class of common stock and preferred stock of such Person if such Person is a corporation and each general and limited partnership interest of such Person if such Person is a partnership.

“Capitalized Lease Obligation” means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Cash Equivalents” mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than 90 days from the date of acquisition, (ii) time deposits and certificates of deposit with maturities of not more than 90 days from the date of acquisition, of any commercial banking institution that is a member of the Federal Reserve System having capital and surplus in excess of $500,000,000, whose debt has a rating at the time of any such investment of at least “A-1” or the equivalent thereof by Standard & Poor’s Ratings Group or at least “P-1” or the equivalent thereof by Moody’s Investors Service, Inc., or any bank or financial institution party to the Amended Credit Agreement, (iii) fully secured repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) entered into with any bank or financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by the parent corporation of any commercial banking institution that is a member of the Federal Reserve System having capital and surplus in excess of $500,000,000 and commercial paper or master notes of issuers, rated at the time of any such investment at least “A-1” or the equivalent thereof by Standard & Poor’s Ratings Group or at least “P-1” or the equivalent thereof by Moody’s Investors Service, Inc., or any bank or financial institution party to the Amended Credit Agreement, and in each case maturing within 270 days after the date of acquisition, (v) any money market deposit accounts issued or offered by a domestic commercial bank having combined capital and surplus of at least $500,000,000, and (vi) any shares in an open-end mutual fund organized by a bank or financial institution having combined capital and surplus of at least $500,000,000 investing solely in investments permitted by the foregoing clauses (i), (ii), (iv) and (v).

“Change of Control” means the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than Permitted Holders (as defined below), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of the total outstanding Voting Stock of the Company voting as one class; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) for any reason cease to constitute a majority of such Board of Directors then in office; (iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person other than a wholly-owned Subsidiary (in one transaction or a series of related transactions), or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other Property, and as a result of such transaction any “person” or “group,” other than Permitted Holders, is or becomes the “beneficial owner” (as described in clause (i) above) immediately after such transaction, directly or indirectly, of more than 50% of the voting power of the total outstanding Voting Stock of the surviving corporation voting as one class; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction that is permitted by Section 5(gg) hereof.

“Change of Control Date” shall have the meaning given thereto in Section 5(t)(1) hereof.

“Change of Control Offer” shall have the meaning given thereto in Section 5(t)(1) hereof.

“Change of Control Payment” shall have the meaning given thereto in Section 5(t)(1) hereof.

“Change of Control Prepayment Price” shall have the meaning given thereto in Section 5(t)(1) hereof.

“Closing Date” shall have the meaning given thereto in Section 4(b) hereof.

“Collateral” shall have the meaning given thereto in Section 1(b) hereof.

“Collateral Account” has the meaning assigned to such term in the Security Agreements.

“Collateral Agent” shall have the meaning given thereto in the first paragraph hereof.

“Collateral Asset Sale Offer” shall have the meaning given thereto in Section 5(o)(6) hereof.

“Collateral Asset Sale Price” shall have the meaning given thereto in Section 5(o)(6) hereof.

“Collateral Documents” shall have the meaning given thereto in Section 1(b) hereof.

“Collateral Excess Proceeds” shall have the meaning given thereto in Section 5(o)(5) hereof.

“Commencement Date” has the meaning given thereto in Section 9(j) hereof.

“Commission” means the United States Securities and Exchange Commission.

“Company” shall have the meaning given thereto in the first paragraph of this Agreement.

“Company Order” means a written request or order signed in the name of the Company by any one of its Chairman of the Board of Directors, its President or a Vice President (regardless of vice presidential designation), and by any one of its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary, and delivered to the Agent.

“Compliance Certificate” means a certificate substantially in the form attached hereto as Exhibit F.

“Computation Date” shall have the meaning given thereto in Section 5(l) hereof.

“Computation Period” shall have the meaning given thereto in Section 5(l)(3) hereof.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, excluding amortization of any deferred financing fees, plus, to the extent not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (including fees and amortization of discounts), (viii) Preferred Stock dividends in respect of all Redeemable Stock of the Company held by Persons other than the Company or a Wholly-Owned Restricted Subsidiary and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with loans incurred by such plan or trust to purchase newly issued or treasury shares of the Capital Stock of the Company.

“Consolidated Interest Expense For EBITDA” means, for any period, the total interest expense of the Company and the Subsidiaries, on a consolidated basis, plus, to the extent not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations, (ii) amortization of debt discount and debt issuance cost, (iii) non-cash interest expense, (iv) commissions, discounts and other fees and charges owed, in each case, with respect to letters of credit and bankers’ acceptance financing, (v) interest actually paid by the Company or any such Subsidiary under any guarantee of Indebtedness, (vi) net costs associated with Hedging Obligations (including fees and amortization of discounts), and (vii) preferred stock dividends in respect of all Redeemable Stock of the Company held by Persons other than the Company or a Subsidiary (to the extent reflected on the Company’s statement of income or operations for such period).

“Consolidated Net Income” means, for any period, and as to any Person, the aggregate Net Income of such Person and its Subsidiaries (other than, in the case of the Company, the Unrestricted Subsidiaries of the Company) for such period determined on a consolidated basis in accordance with GAAP; provided that (i) the Net Income of any Person that is not a Subsidiary of such Person but that is consolidated with such Person or is accounted for by such Person by the equity method of accounting shall be included only to the extent of the amount of cash dividends or cash distributions actually paid to such Person or a wholly-owned Subsidiary of such Person (other than, in the case of the Company, the Unrestricted Subsidiaries of the

Company), (ii) the Net Income of any Person acquired by such Person or a Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the Net Income of any Subsidiary of such Person that is subject to restrictions, direct or indirect, on the payment of dividends or the making of distributions to such Person shall be excluded to the extent of such restrictions, (iv) the Net Income of (A) any Unrestricted Subsidiary and (B) any Subsidiary less than 80% of whose securities having the right (apart from the right under special circumstances) to vote in the election of directors are owned by the Company or its Wholly-Owned Restricted Subsidiaries shall be included only to the extent of the amount of cash dividends or cash distributions actually paid by such Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary of the Company, and (v) all gains (but not losses) that are extraordinary or are either unusual or nonrecurring (including any gain realized upon the termination of any employee pension benefit plan and any gain from the sale or other disposition of assets other than in the ordinary course of business or from the issuance or sale of any Equity Interests) shall be excluded.

“Consolidated Net Income For EBITDA” means, for any period, the aggregate net income (loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that (i) the net income of any Person that is not a Subsidiary of the Company but that is consolidated with the Company or a consolidated Subsidiary or is accounted for by the Company or a consolidated Subsidiary by the equity method of accounting shall be included only to the extent of the amount of cash dividends or cash distributions actually paid to the Company or a consolidated Subsidiary, (ii) all gains and losses that are extraordinary or are either unusual or nonrecurring (including any gain or loss realized upon the termination of any employee pension benefit plan and any gain or loss from the sale or other disposition of assets other than in the ordinary course of business or from the issuance or sale of any Equity Interests) shall be excluded; and (iii) the net income from any entity acquired (whether by assets acquisition, merger, share purchase or otherwise) by the Company or any of the consolidated Subsidiaries from the date hereof until December 31, 2006 shall be excluded.

“Consolidated Net Worth” means, for any Person, the total of the amounts shown on the balance sheet of such Person and its consolidated Subsidiaries, determined on a consolidated basis without duplication in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the amount of Capital Stock (other than Redeemable Stock) plus (ii) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit).

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any acceptance, letter of credit or surety bond or similar facility issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under hedge agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefore, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation”, as applied to any Person, means any provision of any note issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its Properties is bound or to which it or any of its Properties is subject.

“Controlled Subsidiary” means a Restricted Subsidiary (i) 80% or more of the total Equity Interests or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by foreign nationals, in each case to the extent mandated by applicable law) is at the time owned by the Company (directly or through one or more Controlled Subsidiaries of the Company) and (ii) of which the Company possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by agreement or otherwise.

“Credit Agreement” shall have the meaning given thereto in the first paragraph hereof.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Amended Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Date of Determination” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Default” means any event which is, or after notice or passage of any time or both would be, an Event of Default.

“Designated Unrestricted Subsidiary” means any Subsidiary of StyroChem Europe Delaware, Inc.

“Designated Unrestricted Subsidiary Asset Sale” means the sale, lease, conveyance, transfer or other disposition (including, without limitation, by way of merger or consolidation, and whether by operation of law or otherwise) to any Person other than the Company or a Wholly-Owned Restricted Subsidiary of any of a Designated Unrestricted Subsidiary’s assets (including, without limitation, (x) any sale or other disposition of Equity Interests of any Designated Unrestricted Subsidiary and (y) any sale or other disposition of any noncash consideration received by the Company or such Designated Unrestricted Subsidiary from any prior transaction or series of related transactions that constituted an Asset Sale under this Agreement), whether owned on the Closing Date or subsequently acquired, in one transaction or a series of related transactions; provided, however, that the following will not constitute Asset Sales with respect to such Designated Unrestricted Subsidiary: (i) transactions (other than transactions described in clause (y) above) in any calendar year with aggregate cash and/or Fair Market Value of any other consideration received (including, without limitation, the unconditional assumption of Indebtedness) of less than $1.0 million; (ii) a transaction or series of related transactions that results in a Change of Control; (iii) any sale or other disposition of inventory, Property (whether real, personal or mixed) or equipment that has become worn out, obsolete or damaged or otherwise unsuitable or no longer needed for use in connection with the business of such Designated Unrestricted Subsidiary, in the good faith determination of the Board of Directors and (iv) any sale of inventory to customers in the ordinary and customary course of business.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not incorporated or organized in any jurisdiction outside of the United States of America.

“EBITDA” means (A) for purposes of the definition of “Interest Coverage Ratio” and for any period, the Consolidated Net Income of the Company for such period, plus, without duplication, the following to the extent included in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) consolidated income tax expense, (iii) consolidated depreciation and amortization expense and (iv) charges or expenses related to the write off of any of the following: goodwill, intangibles or deferred financing fees, and (B) for all other purposes and for any period, the Consolidated Net Income For EBITDA of the Company for such period, plus, without duplication, the following to the extent included in calculating such Consolidated Net Income For EBITDA: (i) Consolidated Interest Expense For EBITDA, (ii) consolidated income tax expense, (iii) consolidated depreciation and amortization expense and (iv) charges or expenses related to the write off of any of the following: goodwill, intangibles or deferred financing fees. For purposes of subclause (B) of the foregoing sentence, EBITDA for any fiscal year shall be calculated by reference to the audited consolidated financial statements of the Company and its consolidated Subsidiaries for such fiscal year.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of public health and safety, natural resources or the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equipment” shall have the meaning given thereto in Article 9 of the Uniform Commercial Code as in effect in the State of New York from time to time.

“Equity Interests” means shares, interests, participations or other equivalents (however designated) of Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period for which such Person could be liable under the Internal Revenue Code or ERISA.

“Event of Default” shall have the meaning given thereto in Section 6(a) hereof.

“Event of Loss” means, with respect to any asset, any (i) loss, destruction or damage of such asset, (ii) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such Property or asset , or confiscation of such asset or the requisition of the use of such asset or (iii) settlement in lieu of clause (ii) of this definition.

“Event of Loss Offer” shall have the meaning given thereto in Section 5(w)(2) hereto.

“Event of Loss Price” shall have the meaning given thereto in Section 5(w)(2) hereof.

“Excess Loss Proceeds” shall have the meaning given thereto in Section 5(w)(2) hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means all Indebtedness (other than Indebtedness outstanding pursuant to the Amended Credit Agreement) of the Company or any Restricted Subsidiary existing on the Closing Date and listed on Schedule 12(a) hereto.

“Fair Market Value” means, with respect to any asset or Property, the price that could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined in good faith by the chief financial officer, chief accounting officer or controller of the Company or by the Board of Directors; provided that any determination that assets or Property have an aggregate Fair Market Value equal to or in excess of $1.0 million must be made by a majority of the members of the Board of Directors, and a majority of the disinterested members of such Board of Directors, if any, acting in good faith, and such determination shall be evidenced by a duly and properly adopted resolution of the Board of Directors.

“FCPA” shall have the meaning given thereto in Section 2(ff) hereof.

“Foreign Plan” means any employee benefit plan maintained by the Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States of America, any state thereof or any other political subdivision thereof.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than a Domestic Subsidiary of such Person.

“Foreign Subsidiary Borrowing Base” means, as of any date, an amount equal to the sum of (a) 85% of the net book value of the accounts receivable of the Restricted Subsidiaries that are Foreign Subsidiaries as of such date, and (b) 60% of the net book value of the inventory owned by the Restricted Subsidiaries that are Foreign Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company may utilize the most recent available quarterly or annual financial statements of such Subsidiaries for purposes of calculating the Foreign Subsidiary Borrowing Base.

“Funding and Payment Office” means, in respect of each Lender, the Agent and the Collateral Agent, (i) the office of such Lender Party set forth in Section 21 hereof or (ii) such office as may from time to time hereafter be designated as such in a written notice delivered by such Lender Party to the Company and the Agent.

“Funding Guarantor” has the meaning given thereto in Section 13(a) hereof.

“GAAP” means accounting principles generally accepted in the United States of America as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

“Governing Body” shall mean the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

“Guaranteed Obligations” has the meaning given thereto in Section 13(a) hereof.

“Guarantees” shall have the meaning given thereto in Section 1(a) hereof.

“Guarantors” shall have the meaning given thereto in Section 1(a) hereof.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, arrangement for disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, petroleum products and byproducts, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, arrangement for or permitting disposal, disposition or handling of any Hazardous Materials, or any corrective action or response action with respect to any of the foregoing.

“Hedging Obligations” means the obligations of any Person or entity pursuant to any swap or cap agreement, exchange agreement, collar agreement, option, futures or forward hedging contract or other similar agreement or arrangement designed to protect such Person or entity against fluctuations in interest rates or foreign exchange rates or the price of raw materials and other chemical products used or produced in the Company’s business, as the case may be.

“Indebtedness” with respect to any Person means, at any time, without duplication, (i) all liabilities for borrowed money and its redemption obligations in respect of Redeemable Stock, (ii) all liabilities for the deferred purchase price of Property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such Property), (iii) all synthetic lease obligations in excess of $1,000,000 in aggregate and (without duplication) all Capitalized Lease Obligations, (iv) all liabilities for borrowed money secured by any Lien with respect to any Property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and (v) all liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money). Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (i) through (v) of the foregoing sentence to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is, by its terms, non-recourse to the assets of such Person other than as a result of customary exclusions.

“Indemnified Party” shall have the meaning given thereto in Section 11(a) hereof.

“Independent Director” means a director of the Company other than a director (i) who (apart from being a director of the Company or any of its Subsidiaries) is an employee, insider, associate or Affiliate of the Company or any of its Subsidiaries or has held any such position during the previous year or (ii) who is a director, an employee, insider, associate or Affiliate of another party to the transaction in question.

“Intellectual Property” shall have the meaning given thereto in Section 2(y) hereof.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement of even date herewith, by and among the Company, the Agent in its capacity as Agent for the Lenders holding Tranche A Loans and the Agent in its capacity as Agent for the Lenders holding Tranche B Loans.

“Interest Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters of the Company and the Restricted Subsidiaries; provided, however, that (A) if the Company or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Interest Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been issued on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (B) if since the beginning of such period the Company or any Restricted Subsidiary has made any Asset Sale, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive), directly attributable to the assets that are the subject of such Asset Sale for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with any such sale or other disposition for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (C) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made under this Agreement, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (D) in making such computation, Consolidated Interest Expense attributable to any Indebtedness incurred under any revolving credit facility shall be computed based on the average daily balance of such Indebtedness during such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

“Interest Payment Date” means each March 15, June 15, September 15 and December 15, commencing on March 15, 2006 and any such other date that is the Maturity of the Loans.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Closing Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Investment” means any direct or indirect advance, loan, other extension of credit or capital contribution (by means of any transfer of cash or other Property to others or any payment for Property or services for the account or use of others) to, purchase or acquisition of Equity Interests, bonds, notes, debentures or other securities of, or purchase or other acquisition of all or a substantial part of the business, Equity Interests or other evidence of beneficial ownership of, or any other investment in or guarantee of any Indebtedness (other than guarantees of Indebtedness of the Company or any Restricted Subsidiary permitted by Section 5(n)) of, any Person or any other item that would be classified as an investment on a balance sheet prepared in accordance with GAAP. Investments do not include advances to customers and suppliers in the ordinary and customary course of business and on commercially reasonable terms. For the purposes of Section 5(l), “Investment” shall include, and be valued at the Fair Market Value of, the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary (proportionate to the Company’s equity interest in such Subsidiary).

“Investment Company Act” shall have the meaning given thereto in Section 2(kk) hereof.

“Landlord Waivers” shall have the meaning given thereto in Section 1(b) hereof.

“Lender” shall have the meaning given thereto in the first paragraph hereof.

“Lender Party” has the meaning given thereto in Section 13(b)(iv) hereof.

“LIBOR” means, with respect to an Interest Period, the three-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) that appears on Bloomberg as of approximately 11:00 a.m. (Los Angeles time) on the applicable Date of Determination; provided, that if such index ceases to exist or is no longer published or announced, then the term “LIBOR” means the three-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) as published in The Wall Street Journal on such Date of Determination, and if this later index ceases to exist or is no longer published or announced, then the term “LIBOR” means the three-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) that appears on Telerate Page 3750 as of approximately 11:00 a.m. (Los Angeles time) on the applicable Date of Determination. If an interest rate is not ascertainable pursuant to the foregoing provisions, the term “LIBOR” shall have a meaning agreed to in good faith by the Agent and the Company. Except as set forth in the preceding sentence, LIBOR shall be determined on any Date of Determination by the Agent or, if no Agent then exists, by the Lenders.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement, capital lease or synthetic lease, upon or with respect to any Property of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements) or other preferential arrangement having the practical effect of any of the foregoing.

“Loan Price” shall have the meaning given thereto in Section 4(a)(ii) hereof.

“Loan Register” has the meaning given thereto in Section 4(e) hereof.

“Loans” shall have the meaning given thereto in Section 1(a) hereof.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” shall have the meaning given thereto in Section 2(c) hereof.

“Material Licenses” shall have the meaning given thereto in Section 2(q) hereof.

“Maturity” when used with respect to any Loan means the date on which the principal of such Loan becomes due and payable as therein provided or as provided in this Agreement, whether at Stated Maturity, the Asset Sale Prepayment Date, the Change of Control Payment Date, or the Prepayment Date and whether by declaration of acceleration, Change of Control, call for prepayment or otherwise.

“Milbank” shall have the meaning given thereto in Section 4(b) hereof.

“Mortgages” shall have the meaning given thereto in Section 1(b) hereof.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Cash Proceeds” means, with respect to any issuance or sale of Equity Interests or debt securities that have been converted into or exchanged for Equity Interests, as referred to under Section 5(l) hereof, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, net of attorneys’ fees, accountants’ fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” of any Person, for any period, means the net income (loss) of such Person and its Subsidiaries (other than, in the case of the Company, its Unrestricted Subsidiaries) determined in accordance with GAAP.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or any of the Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds, proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Event of Loss, and any taxes attributable to such Event of Loss paid or payable as a result thereof.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, the proceeds of insurance paid on account of the loss of or damage to any Property, or compensation or other proceeds for any Property taken by condemnation, eminent domain or similar proceedings, and any non-cash consideration received by the Company or any Restricted Subsidiary from any Asset Sale that is converted into or sold or otherwise disposed of for cash within 90 days after the relevant Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (ii) any taxes paid or payable as a result thereof, (iii) all amounts required to be applied to the repayment of, or representing the amount of permanent reductions in the commitments relating to, Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale which Lien is permitted pursuant to the terms of this Credit Agreement, (iv) any reserve for adjustment in respect of the sale price of such asset or assets required by GAAP, and (v) all distributions and other payments required to be made (including any amounts held pending distribution) to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale. The amount of any Net Proceeds other than cash shall be the Fair Market Value thereof as determined in good faith by the Board of Directors of the Company. The amount of any taxes required to be accrued as a liability under GAAP as a consequence of an Asset Sale shall be the amount thereof as determined in good faith by the Board of Directors of the Company.

“Non-Collateral Asset Sale Offer” shall have the meaning given thereto in Section 5(o)(3) hereof.

“Non-Collateral Asset Sale Price” shall have the meaning given thereto in Section 5(o)(3) hereof.

“Non-Collateral Excess Proceeds” shall have the meaning given thereto in Section 5(o)(2) hereof.

“Non-US Lender” means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

“Notes” shall have the meaning given thereto in Section 1(a) hereof.

“Obligations” means all obligations of every nature of the Company and each Guarantor from time to time owed to the Collateral Agent, the Agent, Lenders or any of them under the Operative Documents, whether for principal, interest, premium, liquidation preference, fees, expenses, indemnification or otherwise.

“Obligors” shall have the meaning given thereto in Section 1(b) hereof.

“Officer” shall mean the Chairman of the Board, Vice Chairman, the President or a Vice President (regardless of vice presidential designation), the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company or any Guarantor, as the case may be.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, Vice Chairman, the President or a Vice President (regardless of vice presidential designation), and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company.

“Operating Subsidiary” means each Restricted Subsidiary except Radnor Management, Inc.

“Operative Documents” shall have the meaning given thereto in Section 1(e) hereof.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Company or any of the Guarantors, unless an Opinion of Independent Counsel is required pursuant to the terms of this Agreement, and who shall be reasonably acceptable to the Agent.

“Opinion of Independent Counsel” means a written opinion of counsel issued by someone who is not an employee or consultant of the Company or any Guarantor and who shall be reasonably acceptable to the Agent.

“Organizational Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, operating agreement, members agreement, partnership agreement, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

“Participant” has the meaning given thereto in Section 16(c)(i) hereof.

“PATRIOT Act” shall have the meaning given thereto in Section 2(ff) hereof.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Holders” means (i) Michael T. Kennedy; (ii) the spouse and children or grandchildren (including children or grandchildren by adoption) of Michael T. Kennedy; (iii) any controlled Affiliate of any of the foregoing; (iv) in the event of the incompetence or death of any of the Persons described in clause (i) and (ii), such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company; or (v) any trusts created for the benefit of the Persons described in clause (i), (ii), or (iv) or any trust for the benefit of any such trust.

“Permitted Indebtedness” means, collectively, the following:

(a) Indebtedness of the Company evidenced by the Loans, Indebtedness of any Guarantor evidenced by the Guarantees and Indebtedness of the Company or any Guarantor arising under the Collateral Documents and relating to Collateral owed to the Collateral Agent and the Lenders, and any Permitted Refinancing thereof; provided that in no event shall any Lien on the Collateral granted in favor of the Collateral Agent for the benefit of the Secured Parties be released in connection with any such Permitted Refinancing.

(b) [Intentionally Omitted];

(c) [Intentionally Omitted];

(d) Indebtedness of the Company or any Restricted Subsidiary constituting Existing Indebtedness, and any Permitted Refinancing thereof; provided that in no event shall the Indebtedness set forth on Schedule 1(d) hereto constitute Existing Indebtedness; and provided further that in no event shall the Company or any Restricted Subsidiary be permitted to refinance, replace, refund, defer, renew or extend any Existing Indebtedness (or any Permitted Refinancing thereof) to the extent such Existing Indebtedness (or Permitted Refinancing thereof) is repaid, prepaid, repurchased, redeemed or otherwise retired directly or indirectly with the proceeds of any sale or other disposition of real property, plant or equipment.

(e) Indebtedness of the Company or any Restricted Subsidiary incurred under the Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $55,000,000 and (y) the Borrowing Base at the time such Indebtedness was incurred, or any Permitted Refinancing thereof not in excess of such amount;

(f) Indebtedness of any Restricted Subsidiary that is a Foreign Subsidiary in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $10,000,000 (or the equivalent amount thereof, at the time of incurrence, in other foreign currencies) and (y) the Foreign Subsidiary Borrowing Base at the time such Indebtedness was incurred, or any Permitted Refinancing thereof not in excess of such amount;

(g) Capitalized Lease Obligations of the Company or any Restricted Subsidiary and Indebtedness of the Company or any Restricted Subsidiary secured by Liens that secure Indebtedness incurred for the purpose of financing, whether or not incurred at the time of such cost or acquisition, all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, and any Permitted Refinancing thereof; provided, however, that the aggregate principal amount of such Capitalized Lease Obligations plus all such Indebtedness of the Company and all of the Restricted Subsidiaries and all Permitted Refinancings thereof does not exceed $10,000,000 outstanding at any time;

(h) Indebtedness of the Company to any Restricted Subsidiary or of any Restricted Subsidiary to the Company or another Restricted Subsidiary (but only so long as such Indebtedness is held by the Company or a Restricted Subsidiary);

(i) Indebtedness in respect of Hedging Obligations; provided, however, that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates;

(j) Indebtedness represented by performance, completion, guarantee, surety and similar bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(k) In addition to any Indebtedness otherwise permitted to be incurred under the provisions of this Agreement, up to $10,000,000 aggregate principal amount of Indebtedness at any one time outstanding;

(l) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities, or obligations in respect of earnouts or purchase price adjustments, in connection with the acquisition or disposition of assets permitted under this Agreement;

(m) Indebtedness of the Company or any Restricted Subsidiary with respect to (i) letters of credit securing obligations under or relating to (x) insurance contracts entered into in the ordinary course of business, (y) expenses under leases pursuant to which the Company or any Restricted Subsidiary is lessee or (z) self-insurance in respect of worker compensation, or (ii) other letters of credit issued, or relating to liabilities or obligations incurred, in the ordinary course of business; and

(n) Any Permitted Refinancing of any Indebtedness of the Company or any Restricted Subsidiary permitted by the initial paragraph of Section 5(n) hereof.

“Permitted Investment” means (i) any Investment in Cash Equivalents, (ii) any Investment in the Company, (iii) Investments in existence on the Closing Date, (iv) intercompany notes permitted under clause (h) of the definition of “Permitted Indebtedness” in this Section 12, (v) Investments in any Controlled Subsidiary or any Guarantor, or any Person that, as a result of such Investment, becomes a Controlled Subsidiary or a Guarantor, (vi) any non-cash consideration of an Asset Sale made pursuant to, and in compliance with, Section 5(o) hereof, (vii) Investments represented by Hedging Obligations, (viii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business, (ix) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary permitted under Section 5(q) hereof, (x) any Investments received in compromise or resolution of (A) obligations of trade creditors, franchisees or customers that are accounts receivable of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, franchisee or customer or (B) litigation, arbitration or other disputes with Persons who are not Affiliates, and (xi) other Investments that, when taken together with all other Investments made pursuant to this clause (xi), do not at one time outstanding exceed $10,000,000 (with the Fair Market Value of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value).

“Permitted Liens” shall mean as of any particular time, any one or more of the following:

(a) Liens for taxes, rates and assessments not yet past due or, if past due, the validity of which is being contested in good faith by the Company or any Restricted Subsidiary by appropriate proceedings promptly instituted and diligently conducted and against which the Company has established appropriate reserves in accordance with GAAP;

(b) the Lien of any judgment rendered that is being contested in good faith by the Company or any Restricted Subsidiary by appropriate proceedings promptly instituted and diligently conducted and against which the Company has established appropriate reserves in accordance with GAAP and that does not have a material adverse effect on the ability of the Company and the Restricted Subsidiaries to operate their business or operations;

(c) other than in connection with Indebtedness, any Lien arising in the ordinary course of business (i) to secure payments of workers’ compensation, unemployment insurance, pension or other social security or retirement benefits, or to secure the performance of bids, tenders, leases, progress payments, contracts (other than for the payment of money) or to secure public or statutory obligations of the Company, or any Restricted Subsidiary, or to secure surety or appeal bonds to which the Company or any Restricted Subsidiary is a party, (ii) imposed by law dealing with materialmen’s, mechanics’, workmen’s, repairmen’s, warehousemen’s, landlords’, vendors’ or carriers’ Liens created by law, or deposits or pledges that are not yet due or, if due, the validity of which is being contested in good faith by the Company or any Restricted Subsidiaries by appropriate proceedings promptly instituted and diligently conducted and against which the Company has established appropriate reserves in accordance with GAAP, (iii) rights of financial institutions to setoff and chargeback arising by operation of law, and (iv) similar Liens that are imposed by applicable law;

(d) servitudes, licenses, easements, encumbrances, restrictions, rights-of-way and rights in the nature of easements or similar charges that shall not in the aggregate materially adversely impair the use of the subject Property by the Company or a Restricted Subsidiary;

(e) zoning and building by-laws and ordinances, municipal bylaws and regulations, and restrictive covenants, which do not materially interfere with the use of the subject Property by the Company or a Restricted Subsidiary as such Property is used as of the Closing Date; and

(f) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the Liens referred to in clauses (a) through (e) of this definition or the Indebtedness secured thereby; provided that (i) such extension, renewal, substitution or replacement Lien is limited to that portion of the Property or assets, now owned or hereafter acquired, that secured the Lien prior to such extension, renewal, substitution or replacement Lien and (ii) the Indebtedness secured by such Lien (assuming all available amounts were borrowed) at such time is not increased to an amount greater than the amount originally secured by such Lien.

“Permitted Refinancing” means any refinancing, replacement, refunding, deferral, renewal or extension (each, a “Refinancing”) of any Indebtedness of the Company or any Restricted Subsidiary (together with any Refinancing of such Indebtedness “Refinancing Indebtedness”); provided, however, that (1) the Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the greater of (A) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, and (B) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) as of the Closing Date of the Indebtedness being Refinanced (plus, in each case, accrued and unpaid interest thereon and premiums not to exceed those applicable to the Indebtedness being Refinanced at the Closing Date), (2) the Refinancing Indebtedness does not provide for any mandatory redemption, amortization or sinking fund requirement in an amount greater than or at a time prior to the amounts and times specified in the Indebtedness being Refinanced, (3) such Refinancing Indebtedness does not shorten the maturity date or weighted average life to maturity date of the Indebtedness being Refinanced, (4) if the Indebtedness being Refinanced is subordinated to the Loans, the Refinancing Indebtedness incurred to Refinance such Indebtedness is subordinated in right of payment to the Loans on terms no less favorable to the Lenders as those contained in the documentation governing the Indebtedness being so Refinanced, as determined by the Board of Directors and evidenced by a duly and properly adopted resolution thereof, and (5) the Refinancing Indebtedness is (other than as specifically set forth in this definition above) on terms no less favorable to the Company than the Indebtedness being Refinanced, as reasonably determined in good faith by the Board of Directors and evidenced by a duly and properly adopted resolution thereof.

“Perseco Agreements” shall mean (i) that certain letter agreement, dated as of September 28, 2005, by and among Perseco and WinCup Holdings, Inc., (ii) that certain letter agreement, dated as of July 6, 2004, by and among Perseco and WinCup Holdings, Inc., and (iii) that certain Business Relationship Agreement, dated as of September 25, 2003, by and among Perseco and WinCup Holdings, Inc.

“Perseco Award Letter” shall mean that certain letter agreement, dated as of September 28, 2005, by and among Perseco and WinCup Holdings, Inc.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

“Preferred Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference equity, whether outstanding on the date of this Agreement or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Prepayment Date” when used with respect to any Loan to be prepaid pursuant to any provision in this Agreement means the date fixed for such prepayment by or pursuant to this Agreement.

“Prepayment Premium” means the amount of the Prepayment Price in excess of 100% of the principal amount of the applicable Loans.

“Prepayment Price” when used with respect to any Loan to be prepaid pursuant to any provision in this Agreement means the price at which it is to be prepaid as set forth in Section 9(a) of this Agreement.

“Primary Domestic Subsidiaries” means each of the Restricted Subsidiaries as of the date hereof, other than Styrochem Canada, Ltd.

“Projections” shall have the meaning given thereto in Section 2(s) hereof.

“Property” or “Properties” means, unless otherwise specifically limited, real, personal or mixed assets or property of any kind, tangible or intangible, choate or inchoate.

“Qualified Consideration” means a promissory note signed by the obligor that (i) evidences an unconditional promise to pay a sum certain to the order of the applicable selling entity, (ii) is payable by its terms on demand or at a definite time without a right of set-off, deduction or counter-claim, (iii) is freely assignable by its terms by endorsement to the Collateral Agent or its assignees without the consent of the obligor, (iv) can be held and possessed by the

Collateral Agent for purposes of perfection and (v) can be enforced directly by the Collateral Agent or its assignees.

“Redeemable Stock” means any Equity Interest that by its terms or otherwise (i) is required to be redeemed prior to the date that is six months after the maturity of the Loans, (ii) matures or is redeemable, in whole or in part, at the option of the Company, any Subsidiary or the holder thereof or pursuant to a mandatory sinking fund at any time prior to the date that is six months after the maturity of the Loans, or (iii) is convertible into or exchangeable for debt securities that provide for any scheduled payment of principal prior to the date that is six months after the maturity of the Loans at the option of the issuer at any time prior to the date that is six months after the maturity of the Loans, until the right to so convert or exchange is irrevocably relinquished. Notwithstanding the preceding sentence, any Capital Stock that would constitute Redeemable Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Redeemable Stock if the asset sale or change of control provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of Sections 5(o) and 5(t), respectively, are to the Lenders.

“Refinancing” shall have the meaning given thereto under clause (n) of the definition of “Permitted Indebtedness” in this Section 12.

“Refinancing Indebtedness” shall have the meaning given thereto under clause (n) of the definition of “Permitted Indebtedness” in this Section 12.

“Representative Amount” means a principal amount of not less than U.S.$1,000,000 for a single transaction in the relevant market at the relevant time.

“Required Lenders” shall mean the Lenders owning more than 50% in aggregate principal amount of the Loans then outstanding.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning given thereto in Section 5(l) hereof.

“Restricted Subsidiaries” shall mean (i) any Guarantor, (ii) any Subsidiary of the Company in existence on the Closing Date to which any line of business or division (and the assets associated therewith) of any Guarantor are transferred after the Closing Date, (iii) any Subsidiary of the Company organized or acquired after the Closing Date, unless such Subsidiary has been designated as an Unrestricted Subsidiary by a resolution of the Board of Directors as provided in the definition of “Unrestricted Subsidiary” and (iv) any Unrestricted Subsidiary that is designated as a Restricted Subsidiary by the Board of Directors; provided, that, immediately after giving effect to any such designation (A) no Default or Event of Default has occurred and is continuing and (B) in the case of any designation referred to in clause (iii) or (iv) hereof, the Company could incur at least $1.00 of Indebtedness pursuant to the covenant described in the initial paragraph under Section 5(n) hereof, on a pro forma basis taking into account such designation.

The Company shall evidence any such designation to the Agent by promptly filing with the Agent an Officers’ Certificate certifying that such designation has been made and complies with the requirements of the immediately preceding sentence. Notwithstanding any provision of this Agreement to the contrary, each Guarantor shall be a Restricted Subsidiary. The Restricted Subsidiaries of the Company on the Closing Date shall be the Guarantors party hereto and StyroChem Canada, Ltd.

“Sale and Leaseback Transaction” with respect to any Person, means any arrangement with another Person for the leasing of any real or tangible personal property, which property has been or is to be sold or transferred by such Person to such other Person in contemplation of such leasing.

“SEC Reports” shall have the meaning given thereto in Section 2(b) hereof.

“Secured Indenture” shall mean that certain Indenture, dated as of April 27, 2004, by and among the Company, the Guarantors party thereto and Wachovia Bank, N.A. as Trustee, relating to the Company’s $70,000,000 Senior Secured Floating Rate Notes due 2009.

“Secured Parties” shall have the meaning given thereto in Section 1(b) hereof.

“Security Agreements” shall have the meaning given thereto in Section 1(b) hereof.

“Senior Indebtedness” means Indebtedness of any Person that is not Subordinated Indebtedness.

“Solvency Certificate” shall have the meaning given thereto in Section 8(l) hereof.

“Solvent” has the meaning given thereto in Section 2(ii) hereof.

“Specified Collateral Assets” means Equipment located in the United States and owned by the Company or a Restricted Subsidiary that is a Domestic Subsidiary of the Company, and that is of the same type or similar to Equipment that constitutes Collateral on the Closing Date.

“Stated Maturity” when used with respect to any Indebtedness, means the date specified in such Indebtedness as the fixed date on which the principal of such Indebtedness is due and payable.

“Subject Property” shall have the meaning given thereto in Section 5(w)(1) hereto.

“Subordinated Indebtedness” means Indebtedness of the Company, any Guarantor or any other Person that expressly provides that such Indebtedness is junior or subordinated in right of payment to the Loan or any Guarantee, as the case may be.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded (i) taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any jurisdiction solely as a result of a present or former connection between such Lender and such jurisdiction (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Operative Documents), and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Lender is located.

“Terrorism Order” shall have the meaning given thereto in Section 2(ff) hereof.

“Tranche A Collateral” shall have the meaning given thereto in Section 1(b) hereof.

“Tranche A Collateral Documents” shall have the meaning given thereto in Section 1(b) hereof.

“Tranche A Lenders” shall mean the Lenders holding the Tranche A Loans.

“Tranche A Loan Price” shall have the meaning given thereto in Section 4(a)(i) hereof.

“Tranche A Loans” shall have the meaning given thereto in Section 1(a) hereof.

“Tranche A Notes” shall have the meaning given thereto in Section 1(a) hereof.

“Tranche A Secured Parties” shall have the meaning given thereto in Section 1(b) hereof.

“Tranche A Security Agreement” shall have the meaning given thereto in Section 1(b) hereof.

“Tranche B Collateral” shall have the meaning given thereto in Section 1(b) hereof.

“Tranche B Lenders” shall mean the Lenders holding the Tranche B Loans.

“Tranche B Loan Price” shall have the meaning given thereto in Section 4(a)(ii) hereof.

“Tranche B Loans” shall have the meaning given thereto in Section 1(a) hereof.

“Tranche B Notes” shall have the meaning given thereto in Section 1(a) hereof.

“Tranche B Secured Parties” shall have the meaning given thereto in Section 1(b) hereof.

“Tranche B Security Agreement” shall have the meaning given thereto in Section 1(b) hereof.

“2004 10-K” shall have the meaning given thereto in Section 2(b) hereof.

“Unrestricted Subsidiary” shall mean, until such time as it may be designated as a Restricted Subsidiary by the Board of Directors as provided in and in compliance with the definition of “Restricted Subsidiary,” (i) any Subsidiary of the Company organized or acquired after the Closing Date designated as an Unrestricted Subsidiary by the Board of Directors in which all investments by the Company or any Restricted Subsidiary are made only from funds available for the making of Permitted Investments or Restricted Payments as described under Section 5(l) hereof and whose assets or properties do not constitute Collateral and (ii) any Subsidiary of an Unrestricted Subsidiary whose assets or properties do not constitute Collateral. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any assets or Property that constitute Collateral or any Equity Interests of, or owns, or holds any Lien upon, any Property of, any Subsidiary of the Company that is not a Subsidiary of such Subsidiary to be so designated; provided that (i) such designation complies with Section 5(l) and (ii) each Subsidiary to be so designated and each of its Subsidiaries has not, at the time of designation, and does not thereafter, directly or indirectly, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of the Restricted Subsidiaries. The Company shall evidence any such designation by promptly filing with the Agent an Officers’ Certificate certifying that such designation has been made and complies with the requirements of the immediately preceding sentence. The Unrestricted Subsidiaries of the Company on the

Closing Date shall be all of the Subsidiaries of the Company on the Closing Date other than Restricted Subsidiaries of the Company on the Closing Date.

“Voting Stock” of any Person means Capital Stock of such Person that ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary all of the Capital Stock of which (other than Capital Stock constituting directors’ qualifying shares or shares required to be held by foreign nationals, in each case to the extent mandated by applicable law) is owned by the Company or one or more Wholly-Owned Restricted Subsidiaries or by the Company and one or more Wholly-Owned Restricted Subsidiaries.

13. Guarantee.

(a) Guarantee. Each Guarantor hereby jointly and severally irrevocably guarantees to each Lender and the Agent, as primary obligors and not merely as sureties (i) the prompt payment in full, in Dollars, when due (whether at Stated Maturity, by acceleration, by mandatory or optional prepayment or otherwise, including amounts that would become due but for the operation of Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)) of the principal of and Prepayment Premium (if any) and interest on the Loans (including, without limitation, interest on any overdue principal, Prepayment Premium and, to the extent permitted by applicable law, on any overdue interest and on payment of additional amounts described in Sections 4(r), (s) and (t) of this Agreement and all other amounts from time to time owing by the Company under this Agreement, the Notes and the other Operative Documents (including, without limitation, indemnities, costs, expenses and taxes, in each case whether or not a claim is allowed for such amounts in any bankruptcy case), and (ii) the prompt performance and observance by the Company of all covenants, agreements and conditions on its part to be performed and observed under this Agreement and the other Operative Documents, in each case strictly in accordance with the terms thereof (such payments and other obligations referred to in clauses (i) and (ii) being herein collectively called the “Guaranteed Obligations”). Each Guarantor hereby further agrees that if the Company shall default in the payment or performance of any of the Guaranteed Obligations, such Guarantor will (x) promptly pay or perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration, by optional prepayment or purchase or otherwise) in accordance with the terms of such extension or renewal and (y) pay to each Lender such amounts, to the extent lawful, as shall be sufficient to pay the costs and expenses of collection or of otherwise enforcing any of such Lender’s rights under this Agreement and the other Operative Documents, including, without limitation, reasonable counsel fees. This Agreement is irrevocable and unconditional in nature and is made with respect to any Guaranteed Obligations now existing or in the future arising. The Guarantors’ liability under this Agreement shall continue until full satisfaction of all Guaranteed Obligations. This Agreement is a guarantee of due and punctual payment and performance and is not merely a guarantee of collection.

Each Guarantor that makes a payment or distribution (the “Funding Guarantor”) under this Section 13 shall be entitled to a contribution from each other Guarantor for all payments, damages and expenses incurred by the Funding Guarantor in discharging the Company’s obligations with respect to the Notes or any other Guarantor’s Obligations with respect to this Section 13 in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

(b) Acknowledgments, Waivers and Consents.

(1) Each Guarantor acknowledges that the obligations undertaken by it under this Agreement involve the guarantee of obligations of Persons other than itself and that the obligations of the Guarantors under Section 13(a) are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement or any of the other Operative Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations and irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13(b) that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances, to the fullest extent permitted by Applicable Law. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Applicable Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Operative Documents or any other agreement or instrument referred to in the Operative Documents shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Operative Documents or any other agreement or instrument referred to in the Operative Documents shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, Lenders, the Agent and/or the Collateral Agent (each, a “Lender Party” and collectively, the “Lender Parties”) as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(v) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

(2) Each Guarantor expressly waives, for the benefit of the Lenders, all set-offs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Agreement or of the existence, creation, incurring or assumption of new or additional Guaranteed Obligations. Each Guarantor further expressly waives the benefit of any and all statutes of limitation and any and all laws providing for the exemption of Property from execution or for valuation and appraisal upon foreclosure, to the maximum extent permitted by applicable law.

(3) Each Guarantor represents and warrants to the Lender Parties that it has established adequate means of obtaining financial and other information pertaining to the business, operations and condition (financial and otherwise) of the Company and its properties on a continuing basis and that it is now and will in the future remain fully familiar with the business, operations and condition (financial and otherwise) of the Company and its properties. Each Guarantor further represents and warrants that it has reviewed and approved each of the Operative Documents and is fully familiar with the transaction contemplated by the Operative Documents and that it will in the future remain fully familiar with that transaction and with any new Operative Documents and the transactions contemplated by those Operative Documents. Each Guarantor hereby expressly waives and relinquishes any duty on the part of any Lender Party (should any such duty exist) to disclose to any Guarantor any matter of fact or other information related to the business, operations or condition (financial or otherwise) of the Company or its properties or to any Operative Document or the transactions undertaken pursuant to, or contemplated by, any such Operative Document, whether now or in the future known by any Lender Party.

(4) Each Guarantor intends that its rights and obligations shall be those expressly set forth in this Agreement and that its obligations shall not be affected, limited, reduced, discharged or terminated by reason of any principles or provisions of law that conflict with the terms of this Agreement.

(c) Understanding With Respect to Waivers and Consents. Each Guarantor warrants and agrees that each of the waivers and consents set forth in this Agreement is made voluntarily and unconditionally after consultation with outside legal counsel and with full knowledge of its significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights that any Guarantor otherwise may have against the Company, any Lender Party or any other Person or against any Collateral. If, notwithstanding the intent of the parties that the terms of this Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, those waivers and consents shall be effective to the maximum extent permitted by law.

(d) Subrogation. Each Guarantor hereby waives, until the payment and satisfaction in full of all of the Guaranteed Obligations, any right, remedy, power or privilege, such as any right of subrogation, contribution or indemnity or related remedy, power or privilege, arising (whether by contract or operation of law, including under any Bankruptcy Law) against the Company, any other Guarantor, any other guarantor, any issuer of any letter of credit or any other Person or any Collateral by reason of any payment or other performance pursuant to the provisions of this Agreement and, if any amount is paid to any Guarantor on account of those rights, remedies, powers or privileges, it will hold that amount in trust for the benefit of, and pay the same over to, the Collateral Agent (for the benefit of the other Lender Parties) on account of the Guaranteed Obligations. Each Guarantor understands that the exercise by any Lender Party of any right, remedy, power or privilege that it may have under the Operative Documents, security agreement, guarantee, letter of credit or other instrument for or relative to all or any part of the Guaranteed Obligations or otherwise may affect or eliminate any Guarantor’s right of subrogation or similar recovery against the Company, any other Guarantor, any other guarantor, any issuer of any letter of credit or any other Person or against any Collateral and that each Guarantor may therefore incur partially or totally non-reimbursable liability under this Agreement. Nevertheless, each Guarantor hereby authorizes and empowers the Collateral Agent and the other Lender Parties to exercise, in its or their sole discretion, any combination of those rights, remedies, powers and privileges.

(e) Reinstatement. The obligations of each Guarantor under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company, any other Guarantor, any other guarantor, any issuer of any letter of credit or any other Person or any other application of funds (including the proceeds of any Collateral for all or any part of the Guaranteed Obligations) in respect of all or any part of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of those Guaranteed Obligations, whether as a result of any proceedings in bankruptcy, reorganization or otherwise and the Guarantors jointly and severally agree that they will indemnify each Lender Party on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by that Lender Party in connection with that rescission or restoration.

(f) Remedies. The Guarantors hereby jointly and severally agree that, between each of them and the Lender Parties, the obligations of the Company under this Agreement and the other Operative Documents may be declared to be forthwith (or may become automatically) due and payable as provided in Section 6 of this Agreement for purposes of Section 13(a) hereof notwithstanding any stay, injunction or other prohibition preventing that declaration

(or those obligations becoming due and payable as against the Company) and that, in the event of that declaration (or that obligation being deemed due and payable), those obligations (whether or not due and payable by the Company) shall forthwith become due and payable for purposes of Section 13(a).

(g) Separate Action. Any Lender Party may bring and prosecute a separate action or actions against any Guarantor whether or not any other Guarantor, the Company, any other guarantor, any issuer of any letter of credit or any other Person is joined in any such action or a separate action or actions are brought against any other Guarantor, the Company, any other guarantor, any issuer of any letter of credit or any other Person or any Collateral for all or any part of the Guaranteed Obligations. The obligations of each Guarantor under, and the effectiveness of, this Agreement are not conditioned upon the existence or continuation of any other guarantee or any letter of credit for or relative to all or any part of the Guaranteed Obligations.

(h) Subordination of Indebtedness of the Company; Security Interest. Each Guarantor agrees that any Indebtedness now or in the future owed to it by the Company is hereby subordinated to the Guaranteed Obligations. If the Collateral Agent so requests, any such Indebtedness shall be collected, enforced and received by any Guarantor as trustee for the Collateral Agent and shall be paid over to the Collateral Agent (for the benefit of the other Lender Parties) in kind on account of the Guaranteed Obligations. If, after the Collateral Agent’s request, any Guarantor fails to collect or enforce any such Indebtedness or to pay the proceeds of that Indebtedness to the Collateral Agent, the Collateral Agent as that Guarantor’s attorney-in-fact may do such acts and sign such documents in that Guarantor’s name and on that Guarantor’s behalf as the Collateral Agent considers necessary or desirable to effect that collection, enforcement or payment, the Collateral Agent being hereby appointed that Guarantor’s attorney-in-fact for that purpose.

(i) Certain Limitations. In any proceeding involving any state corporate law or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantors under Section 13(a) would otherwise, without taking into account the provisions of Section 13(i), be held or determined to be void, invalid or unenforceable or if the claims of the Lender Parties in respect of those obligations would be subordinated to the claims of any other creditors on account of the Guarantors’ liability under Section 13(a), then, notwithstanding any other provision of this Agreement to the contrary, the amount of that liability shall, without any further action by the Guarantors, any Lender Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in that action or proceeding.

(j) Revocation. To the fullest extent permitted by law, each Guarantor hereby waives all rights it may have to revoke its obligations under Section 13(a) with respect to all or any part of the Guaranteed Obligations.

14. Amendments and Waivers.

(a) Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Lenders, except that no such amendment or waiver may, without the written consent of each Lender affected thereby, (i) subject to the provisions of Section 6 relating to acceleration or rescission, reduce the amount or extend the time of any prepayment or payment of principal of, or reduce the rate or extend the time of payment or method of computation of interest or of the premium or any fee on, the Loans, (ii) reduce the percentage of the principal amount of the Loans the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 6(a)(1), 6(a)(2), 6(b), 9, 14 or 20.

(b) Solicitation of Lenders.

(1) The Company will provide each Lender (irrespective of the amount of Loans then held by it) and the Agent with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Lender to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions of this Agreement, of the Notes or of any other Operative Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 14 to each Lender and the Agent promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Lenders.

(2) The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Lender as consideration for or as an inducement to the entering into by any Lender of any waiver or amendment of any of the terms and provisions of this Agreement, of any Note or of any other Operative Document unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Lender then outstanding even if such Lender did not consent to such waiver or amendment.

(c) Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 14 applies equally to all Lenders and the Agent and is binding upon them and upon each future Lender and Agent (including transferees) and upon the Company without regard to whether any Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Lender or the Agent nor any delay in exercising any rights under this Agreement, under any Note or under any other Operative Document shall operate as a waiver of any rights of any Lender or the Agent. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

(d) Loans held by the Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Loans then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any other Operative Document, or have directed the taking of any action provided in this Agreement, in the Notes or in any other Operative Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Loans then outstanding, Loans directly or indirectly owned by the Company or any of its Subsidiaries shall be deemed not to be outstanding.

15. [Intentionally Omitted]

16. Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 16.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of the Loans at the time owing to it with the prior written consent (such consent not to be unreasonably withheld) of the Agent, provided that no consent of the Agent shall be required for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Tranche A Loans or Tranche B Loans under any Facility, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Agent) shall not be less than $1,000,000 unless the Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its affiliates, if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations under the Tranche A Loans or the Tranche B Loans;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment Agreement; and

(D) the Assignee, if it shall not be a Lender, shall deliver to the Agent and the Company an administrative questionnaire.

(iii) Subject to acceptance by the Agent and recording thereof pursuant to paragraph (b)(iv) and (v) below, from and after the effective date specified in each Assignment Agreement, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4(r), 4(s), 4(t), 7 and 11). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 16 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 16.

(iv) The assigning Lender under any Assignment Agreement shall deliver a copy of such Assignment Agreement to the Company for recordation of such assignment in the Loan Register.

(v) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender, an Assignee and the Agent, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the Company shall record the information contained therein in the Loan Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the Lender selling a participation and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 14(a) hereof and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 16, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4(r), 4(s) and 4(t) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 16.

(ii) A Participant shall not be entitled to receive any greater payment under Section 4(r), 4(s) or 4(t) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4(t) unless such Participant complies with Section 4(t)(3)(i).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 16 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

17. Appointment of Agent.

(a) Appointment. Each of the Lenders hereby irrevocably appoints the Agent as its agent hereunder and under the other Operative Documents, and to act as the Collateral Agent on behalf of the Lenders hereunder and under the other Operative Documents, and in each case authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Any reference herein to the Agent shall include the Agent in its capacity as Agent hereunder and as Collateral Agent under any Operative Document. Each Lender does hereby make, constitute and appoint the Agent its true and lawful attorney-in-fact with full powers of substitution and resubstitution for such Lender and in its name, place and stead, in any and all capacities, to execute for such Lender and on its behalf any document or agreement for which the Agent is empowered to act on behalf of such Lender under this Section 17, granting to the Agent full power and authority to do and perform each act requisite and necessary to be done, as fully to all intents and purposes as the Lender could do in person, provided that such power shall be granted only to the extent necessary to undertake the actions permitted to be done or taken by the Agent under this Section 17. Each of the Lenders hereby irrevocably authorizes the Agent to take such action on their behalf under the provisions of this Agreement, the other Operative Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental hereto and thereto. The Agent may perform any of its duties hereunder by or through its officers, directors, agents, employees or affiliates. The Agent shall not have, by reason of this Agreement or any of the other Operative Documents, a fiduciary relationship in respect of any Lender, the Company or any Guarantor, and nothing in this Agreement or any of the other Operative Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any of the other Operative Documents except as expressly set forth herein or therein. Each Lender hereby accepts the pledges, mortgages and fiduciary assignments created for its benefit under the Security Agreements and empowers the Agent to enter into such agreements and act as Collateral Agent on behalf and for the benefit of each Lender. The provisions of this Section 17 are solely for the benefit of the Agent and the Lenders, and neither the Company nor any of the Subsidiaries or Affiliates (other than an Affiliate that is a Lender) of the Company shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and the Agent does not assume and shall not be deemed to have assumed any fiduciary relationship or other obligation or relationship of agency or trust with the Company or for any of their Subsidiaries or Affiliates (other than Affiliates that are Lenders).

(b) Rights of Agent. With respect to its obligation to any Loans held by the Agent, the Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Required Lenders,” “holders of Loans” or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as such (as the case may be). The Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, the Company or any of its Affiliates (or any Person engaged in similar business with the Company or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from the Company or any of its Affiliates for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

(c) Administration of the Collateral. The Agent as Collateral Agent shall administer the Collateral and any Lien thereon for the benefit of the Lenders in the manner provided herein and in the Security Agreements and in any other related Operative Documents; provided, however, that in the event of conflict between the provisions relating to administration of Collateral included in this Agreement and those included in the Security Agreements, the latter shall prevail. The Agent shall exercise such rights and remedies with respect to the Collateral as are granted to it hereunder and as Collateral Agent under the Security Agreements and related documents and applicable law and as shall be directed by the Required Lenders. Upon payment in full of all Obligations under the Operative Documents, the Agent and its Affiliates shall promptly release any and all Liens, Collateral and other security arrangements entered into in connection with this Agreement, the Operative Documents and the transactions contemplated hereby and thereby.

(d) Application of Proceeds. Except as otherwise specifically provided herein and in the other Operative Documents hereof, the proceeds of any collection, sale, disposition, foreclosure or other realization of all or any part of the Collateral shall be applied by the Agent in the following order of priority:

(1) FIRST: to the payment of all costs, taxes and expenses of such collection, sale, disposition, foreclosure or other realization, including reasonable compensation to the Collateral Agent, the Agent, and their respective agents and counsel in connection therewith, and all other expenses, liabilities and advances made or incurred by the Agent or Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification under any Collateral Document and all advances made by the Collateral Agent under any Collateral Document for the account of the Company or any Guarantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy under any Collateral Document;

(2) SECOND: to the payment of any other amounts payable to the Agent under the Operative Documents;

(3) THIRD: to the payment of the accrued and unpaid interest in respect of the Loans;

(4) FOURTH: to the payment of the outstanding principal and prepayment premium, if any, due under the Notes;

(5) FIFTH: to the payment of all other unpaid Obligations, if any; and

(6) SIXTH: any surplus remaining after payment of the foregoing amounts shall be paid to the Company by the Agent, subject, however, to the rights of the holder of any then existing Lien of which the Agent has actual notice (without investigation); it being understood that the Company shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the sums referred to in clauses (1) through (5) of this Section 17(d).

(e) Duties of Agent. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Operative Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Operative Documents that the Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Operative Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Agent or any of its affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice thereof is given to the Agent by the Company or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (v) any statement, warranty or representation made in or in connection with this Agreement or any other Operative Document, (w) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (x) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (y) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Operative Document or any other agreement, instrument or document, or (z) the satisfaction of any condition set forth herein or therein, other than to confirm receipt of items expressly required to be delivered to the Agent. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the other Lenders and the Company (if received from a Lender) or to the Lenders (if received from the Company).

(f) Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for a Lender, the Company or any Subsidiary of the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(g) Appointment of Sub-Agents. The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the affiliates of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(h) Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, upon not less than ten days’ notice, on behalf of the Lenders, appoint a successor Agent, which institution shall be a bank with an office in Los Angeles, California or New York, New York, with a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Agent’s resignation hereunder, the provisions of this Section 17 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

(i) Lender Non-Reliance. Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with the making of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Company and its Subsidiaries and, except as expressly provided in this Agreement, the Agent shall not have any duty or responsibility, either initially or on continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Operative Document or the financial condition of the Company or any Subsidiary or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Operative Document, or the financial condition of the Company or any Subsidiary or the existence or possible existence of any Default or Event of Default.

(j) Indemnification. To the extent the Agent is not reimbursed and indemnified by the Company, the Lenders will reimburse and indemnify the Agent in proportion to their respective “percentage” as used in determining the Required Holders for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature (including fees and disbursements of any counsel or financial advisor engaged by the Agent) which may be imposed on, asserted against or incurred by the Agent in performing its duties hereunder or under any other Operative Document or in any way relating to or arising out of this Agreement or any other Operative Document; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If the indemnity furnished to any Agent by any Lender for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity from such Lender (but not any other Lender) and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 17(j) shall survive the payment of all Obligations.

(k) Holders. The Agent may deem and treat the payee of any Note as the owner of the Loan evidenced thereby for all purposes hereof unless and until a written notice of the assignment of such Loan shall have been recorded in the Loan Register maintained by the Company. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder or assignee, as the case may be, of the Loan evidenced thereby or by any Note or Notes issued in exchange therefore.

(l) Action by Agent. The Agent may take any action on behalf of the Required Lenders that has been approved by the Required Lenders and any action that has otherwise been specified herein or in any of the other Operative Documents. For the avoidance of doubt, the Agent may, with the prior consent of the Required Lenders (but not otherwise) consent to any amendment, restatement, supplement, waiver or other modification under any of the Operative Documents.

18. Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company, the Guarantors, their respective officers and the Lenders set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company, the Guarantors, any of their respective officers or directors, the Lenders or any controlling person referred to in Section 11 hereof and (ii) the making of the Loans. The respective agreements, covenants, indemnities and other statements set forth in Sections 7, 11, 18, 23, 24 and 25 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

19. [Intentionally Omitted]

20. Confidentiality. For the purposes of this Section 20, “Confidential Information” means information delivered to a Lender or the Agent by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by a Lender or the Agent as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Lender or the Agent prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Lender or the Agent or any person acting on its behalf, (c) otherwise becomes known to such Lender or the Agent other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Lender or the Agent under Section 5(e) or (f) that are otherwise publicly available. Each Lender and the Agent will maintain the confidentiality of Confidential Information in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to such Lender and the Agent, provided that such Lender and the Agent may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by the Loans made by the Lenders), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other

Lender or the Agent, (iv) any Person to which such Lender assigns or proposes to assign a Loan or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to maintain the confidentiality of the Confidential Information), (v) any Person from which such Lender offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to maintain the confidentiality of the Confidential Information), (vi) any federal or state regulatory authority having jurisdiction over such Lender or the Agent, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (provided that the disclosing party shall use commercially reasonable efforts to notify the Company of disclosure pursuant to this clause (viii)) (w) to effect compliance with any law, rule, regulation or order applicable to such Lender, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Lender or the Agent is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Lender or the Agent may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement, the Notes or any other Operative Document. Notwithstanding anything to the contrary set forth herein, in any other Operative Document or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the Loans (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Loans and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of U.S. Treasury Regulations Section 1.6011-4.

21. Notices. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a)	if to the Agent, the Collateral Agent or the Lenders, shall be delivered or sent by mail, or facsimile transmission c/o Tennenbaum Capital Partners, LLC, 2951 28th Street, Suite 1000, Santa Monica, CA 90405, Attention: General Counsel (Fax: (310) 566-1010), with a copy to Milbank, Tweed, Hadley & McCloy LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California 94306, Attention: Melainie Mansfield (Fax: (650) 739-7100); and

(b)

if to the Company, shall be delivered or sent by mail, or facsimile transmission to Radnor Holdings Corporation, Radnor Financial Center, Suite 300, 150 Radnor Chester Road, Radnor, Pennsylvania 19087, Attention: Michael T. Kennedy (Fax: (610) 995-2697), with a copy to Duane Morris

LLP, 30 South 17th Street, Philadelphia, Pennsylvania 19103-4196, Attention: Thomas G. Spencer (Fax: (215) 979-1020).

22. Successors. This Agreement shall inure to the benefit of and be binding upon the Lenders, the Company, the Guarantors and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that the indemnities of the Company and the Guarantors contained in Section 11 hereof shall also be for the benefit of any person or persons who control any Lender within the meaning of Section 15 of the Act or Section 20 of the Exchange Act.

23. Applicable Law. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW.

24. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER OPERATIVE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS FINANCING TRANSACTION OR THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 24 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR

MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER OPERATIVE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

25. Submission to Jurisdiction. The Company, the Guarantors, the Lenders and the Agent and Collateral Agent hereby submit to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY: RADNOR HOLDINGS CORPORATION

By:	/s/ Michael T. Kennedy
Name: Michael T. Kennedy
Title: President and CEO

GUARANTORS: RADNOR CHEMICAL CORPORATION

By:	/s/ R. Radcliffe Hastings
Name: R. Radcliffe Hastings
Title: Executive Vice President

RADNOR DELAWARE II, INC.

By:	/s/ R. Radcliffe Hastings
Name: R. Radcliffe Hastings
Title: Executive Vice President

RADNOR MANAGEMENT DELAWARE, INC.

By:	/s/ Michael T. Kennedy
Name: Michael T. Kennedy
Title: President

RADNOR MANAGEMENT, INC.

By:	/s/ Michael T. Kennedy
Name: Michael T. Kennedy
Title: President

STYROCHEM DELAWARE, INC.

By:	/s/ R. Radcliffe Hastings
Name: R. Radcliffe Hastings
Title: Executive Vice President

STYROCHEM EUROPE DELAWARE, INC.

By:	/s/ R. Radcliffe Hastings
Name: R. Radcliffe Hastings
Title: Executive Vice President

STYROCHEM U.S., LTD.

By:	/s/ R. Radcliffe Hastings
Name: R. Radcliffe Hastings
Title: Executive Vice President

STYROCHEM GP, L.L.C.

By:	/s/ R. Radcliffe Hastings
Name: R. Radcliffe Hastings
Title: Executive Vice President

STYROCHEM LP, L.L.C.

By:	/s/ R. Radcliffe Hastings
Name: R. Radcliffe Hastings
Title: Executive Vice President

WINCUP EUROPE DELAWARE, INC.

By:	/s/ R. Radcliffe Hastings
Name: R. Radcliffe Hastings
Title: Executive Vice President

WINCUP GP, L.L.C.

By:	/s/ Michael T. Kennedy
Name: Michael T. Kennedy
Title: President and CEO

WINCUP LP, L.L.C.

By:	/s/ Michael T. Kennedy
Name: Michael T. Kennedy
Title: President and CEO

WINCUP TEXAS, LTD.

By:	/s/ Michael T. Kennedy
Name: Michael T. Kennedy
Title: President and CEO

WINCUP HOLDINGS, INC.

By:	/s/ Michael T. Kennedy
Name: Michael T. Kennedy
Title: President and CEO

AGENT AND COLLATERAL AGENT: TENNENBAUM CAPITAL PARTNERS, LLC

By:	/s/ José E. Feliciano
	Name:	José E. Feliciano
	Title:	Partner

LENDERS: SPECIAL VALUE EXPANSION FUND, LLC

By:	/s/ David Hollander
	Name:	David Hollander
	Title:	Authorized Signatory

SPECIAL VALUE OPPORTUNITIES FUND, LLC

By:	/s/ David Hollander
	Name:	David Hollander
	Title:	Authorized Signatory

[EXHIBITS AND ANNEX OMITTED]